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Exhibit 2

®	NOVA Chemicals Corporation

MANAGEMENT PROXY CIRCULAR

GENERAL

        This Management Proxy Circular ("Proxy Circular") is provided in connection with the solicitation of proxies by and on behalf of the Board of Directors and the management of NOVA Chemicals Corporation ("NOVA Chemicals" or the "Corporation") for use at the annual and special meeting (the "Meeting") of the holders of NOVA Chemicals common shares (the "Common Shares") to be held on April 6, 2005 at 10:30 a.m. Toronto time at the Toronto Stock Exchange, The Exchange Tower, 130 King Street West, Toronto, Ontario, Canada and at any adjournment thereof. Enclosed is a form of proxy for use at the Meeting. A copy of NOVA Chemicals' 2004 Annual Report, which includes the consolidated financial statements of NOVA Chemicals for the fiscal year ended December 31, 2004 to be presented at the Meeting, is also enclosed.

        Pursuant to General By-Law No. 2 of NOVA Chemicals, proxies must be received by CIBC Mellon Trust Company no later than 5:00 p.m., Calgary time, on April 5, 2005. Proxies may be delivered using the enclosed postage prepaid self-addressed envelope or by otherwise delivering them to CIBC Mellon Trust Company, 600 The Dome Tower, 333 Seventh Avenue S.W., Calgary, Alberta T2P 2Z1.

        It is anticipated that this Proxy Circular, the accompanying form of proxy and the other documents mailed herewith will be first mailed to shareholders on or about March 1, 2005. Unless otherwise stated, information contained in this Proxy Circular is given as at February 16, 2005 and all financial data is presented in U.S. dollars. The registered office of NOVA Chemicals is located at 1000 Seventh Avenue S.W., Calgary, Alberta T2P 5L5, and its telephone number is (403) 750-3600.

Proxy Tabulation and Revocability

        Proxies will be counted and tabulated by CIBC Mellon Trust Company, NOVA Chemicals' transfer agent, to preserve the confidentiality of individual shareholder votes, except where a shareholder has made a written comment on the proxy form which is clearly intended for the management, as necessary to meet legal requirements, or in the event of a proxy contest.

        A proxy may be revoked by the person giving it at any time prior to the exercise thereof. If a person who has given a proxy attends personally at the meeting at which such proxy is to be voted, such person may revoke the proxy and vote in person. In addition to revocation in any other manner permitted by law, a proxy may be revoked in writing by the holder of Common Shares or such holder's attorney authorized in writing and deposited either at the registered office of NOVA Chemicals at any time up to and including the last business day preceding the day of the Meeting, or any adjournment thereof, or with the Chairman of the Meeting on the day of the Meeting, or any adjournment thereof, and upon either of such deposits the proxy is revoked.

Non-Registered Shareholders

        Non-registered shareholders are those whose shares are registered in the name of an intermediary (such as a bank, trust company, securities broker, trustee, custodian, etc.). Unless a non-registered shareholder informs the intermediary that such shareholder does not wish to receive material relating to the Meeting, such shareholder will receive from the intermediary a form requesting voting instructions. Non-registered shareholders should complete and return the form to ensure that their Common Shares are voted at the Meeting.

        Should a non-registered shareholder who receives a voting instruction form wish to attend and vote at the Meeting in person (or have another person attend and vote on their behalf), the non-registered shareholder should write their name (or such other person's name) in the space provided on the voting instruction form and return it in accordance with the instructions provided. Non-registered shareholders should carefully follow the instructions above and those set out on the voting instruction form.

Persons Making the Solicitation

        This solicitation of proxies is made by and on behalf of the Board of Directors and the management of NOVA Chemicals and the costs thereof will be borne by NOVA Chemicals. It is expected that the solicitation will be primarily by mail. Proxies may also be solicited by personal interviews, telephone or other telecommunication device, by directors, officers and employees of NOVA Chemicals, who will not be specifically remunerated therefor. In addition, NOVA Chemicals has retained Georgeson Shareholder Communications Canada, Inc., TD Tower, Suite 5210, Toronto-Dominion Centre, P.O. Box 240, Toronto, Ontario, M5K 1J3 and their affiliate, Georgeson Shareholder Communications Inc., 17 State Street, New York, New York 10004, at a fee of approximately Cdn. $36,000 plus out-of-pocket expenses, to aid in the solicitation of proxies from individual and institutional investors in Canada and the United States.

        In soliciting proxies, no person is authorized to give any information or to make any representations other than those contained in this Proxy Circular and, if given or made, such information or representations must not be relied upon as having been authorized to be given or made.

Exercise of Discretion

        The Common Shares represented by the enclosed form of proxy will be voted or withheld from voting in accordance with the instructions of the holder thereof. In the absence of such specification, the Common Shares will be voted in favor of the election of each of the directors named for the term specified on the form of proxy, the appointment of Ernst & Young LLP as auditors and the authorization of the directors to fix the auditors' remuneration, and the reconfirmation and approval of NOVA Chemicals' Shareholder Rights Plan, as amended and restated. The persons appointed under the enclosed form of proxy are conferred with discretionary authority with respect to amendments or variations of those matters specified in the proxy and Notice of Annual and Special Meeting and with respect to any other matters which may properly be brought before the Meeting or any adjournment thereof. At the time of printing this Proxy Circular, the Board of Directors and the management of NOVA Chemicals know of no such amendment, variation or other matter.

Common Shares and Principal Holders Thereof

        As of February 16, 2005, NOVA Chemicals had outstanding 84,399,244 Common Shares. Each Common Share confers upon the holder the right to one vote on a ballot, if called, on each matter that may properly be brought before the Meeting.

        The close of business on February 25, 2005 is the record date for the determination of holders of Common Shares entitled to notice of, and to attend and vote at, the Meeting.

        The representation in person or by proxy of at least 10% of the outstanding Common Shares is necessary to provide a quorum for the Meeting. The election of directors, the appointment of Ernst & Young LLP and the reconfirmation and approval of NOVA Chemicals' Shareholder Rights Plan, as amended and restated, require the majority of the votes cast, in person or by proxy, by holders of Common Shares.

        As at February 16, 2005, no person or company, to the knowledge of the directors or senior officers of NOVA Chemicals, beneficially owned, directly or indirectly, or exercised control or direction over, Common Shares carrying more than 10% of the voting rights attached to all outstanding Common Shares, except Dodge & Cox which owned 9,144,693, or 10.84%, of the outstanding Common Shares as trustee and manager for and on behalf of one or more of its mutual funds, pension funds or other clients' accounts.(1)

(1)  Based on Dodge & Cox Schedule 13G filing, dated February 10, 2005, under the Securities Exchange Act of 1934.

BUSINESS OF THE MEETING

        At the Meeting, NOVA Chemicals' consolidated financial statements for the year ended December 31, 2004, and the related report of the auditors, will be presented to the holders of Common Shares. No vote will be taken regarding the financial statements. Holders of Common Shares will be asked to vote on the election of directors, the appointment of auditors and the reconfirmation and approval of NOVA Chemicals' Shareholder Rights Plan, as amended and restated.

ELECTION OF DIRECTORS

        NOVA Chemicals' Articles of Continuance (the "Articles") currently provide for the Board of Directors to consist of a minimum of 8 directors and a maximum of 14 directors. The number of directors currently in office is 11.

        In accordance with the Articles and General By-Law No. 2 of NOVA Chemicals, the Board of Directors has determined that 11 directors are to be elected at the Meeting by the holders of Common Shares. The term of office proposed for each nominee for election as director is a term of one year expiring at NOVA Chemicals' 2006 annual meeting or until a successor is elected or appointed.

        The nominees for election as directors of NOVA Chemicals are J. A. Blumberg, F. P. Boer, J. Bougie, J. V. Creighton, R. E. Dineen, Jr., L. Y. Fortier, K. L. Hawkins, J. M. Lipton, A. M. Ludwick, J. E. Newall and J. M. Stanford. Each person nominated for election at the Meeting is currently a director of NOVA Chemicals. Proxies in favor of the persons named in the accompanying form of proxy will be voted in favor of the election of each of the 11 nominees for election as directors. The Board of Directors and management do not contemplate that any of the nominees will be unable to serve as a director, but if that should occur for any reason prior to the Meeting, the persons named in the enclosed form of proxy reserve the right to vote for another nominee in their discretion.

        Identified below, in tabular form, is the name of each person who is a nominee for election as a director of NOVA Chemicals, his or her residence, the year from which each has continuously served as a director of NOVA Chemicals, his or her principal occupation (including all positions currently held with NOVA Chemicals), certain other directorships held by each nominee, and the number of Common Shares and deferred share units ("DSUs") held by each of them. The information given with respect to each nominee is based upon information furnished to NOVA Chemicals by each nominee.

        Where used below in descriptions of past association, "NOVA Chemicals" means NOVA Chemicals since July 2, 1998, NOVA Corporation between April 28, 1994 and July 2, 1998 and NOVA Corporation of Alberta prior thereto. As part of a Plan of Arrangement (the "Arrangement") between NOVA Corporation ("NOVA") and TransCanada PipeLines Limited completed on July 2, 1998, NOVA was split off as a separate corporation to carry on the chemicals business formerly carried on by NOVA. On December 31, 1998, NOVA Chemicals Ltd. changed its name to NOVA Chemicals Corporation. Effective January 1, 1999, NOVA Chemicals Corporation amalgamated with NOVA, and the resulting corporation adopted the name NOVA Chemicals Corporation. On April 14, 2004, NOVA Chemicals was continued under the Canada Business Corporations Act.

	Director Since	Principal Occupation	Other Directorships	Beneficial Ownership(5)(6)(7)
Jerald Allen Blumberg(1)(3)(9) Colorado, United States	2000	Retired Executive Vice President of E.I. DuPont de Nemours & Company, Inc.	• The Lubrizol Corporation • iServiceX.com	20,796 Common Shares	3,581 DSUs
Dr. Frank Peter Boer(3)(4) Florida, United States	1991	President and Chief Executive Officer of Tiger Scientific Inc., a firm specializing in science and technology, consulting and investments		27,592 Common Shares	15,135 DSUs
Jacques Bougie, O.C.(2)(4) Quebec, Canada	2001	Retired President and Chief Executive Officer of Alcan Inc., an international aluminum company	• McCain Foods Ltd. • RONA Inc. • Abitibi Consolidated Inc. • Novelis Inc.	7,000 Common Shares	7,862 DSUs

Dr. Joanne Vanish Creighton(3)(4) Massachusetts, United States	2001	President and Professor of English of Mount Holyoke College, and President of Five Colleges, Inc.	• Five Colleges, Inc. • Consortium on the Financing of Higher Education • Women's College Coalition • Economic Development Council of Western Massachusetts	12,743 Common Shares	4,524 DSUs
Robert Emmet Dineen, Jr.(1)(2) New York, United States	1998	Partner of Shearman & Sterling LLP, Attorneys-at-Law, New York, New York	• Manulife Financial Corporation	39,355 Common Shares	Nil
Louis Yves Fortier, C.C., Q.C.(1)(4) Quebec, Canada	1998	Chairman and senior partner of Ogilvy Renault, Barristers and Solicitors, Montreal, Quebec	• Hudson's Bay Company • Alcan Inc. (Chairman) • Northern Telecom Limited • Royal Bank of Canada	18,519 Common Shares	11,662 DSUs

Kerry Lloyd Hawkins(2)(3) Manitoba, Canada	1998	President of Cargill Limited and Chief Executive Officer of Canadian Operations, Cargill Limited, a company involved in grain handling, transportation and processing of agricultural products	• TransCanada Corporation • Shell Canada Limited • Hudson's Bay Company • Canadian Council of Chief Executives (member)	29,540 Common Shares	10,884 DSUs
Jeffrey Marc Lipton Pennsylvania, United States	1996	President and Chief Executive Officer of NOVA Chemicals
•  Trimeris, Inc. (Chairman)
•  Hercules Incorporated
•  American Chemistry Council (Chairman of the Executive Committee)
•  Society of Chemical Industries, American Section (Chairman)
			• Canadian Council of Chief Executives	1,137,544 Common Shares(8)	251,470 DSUs
Arnold Martin Ludwick(2)(4) Quebec, Canada	2000	Retired Deputy Chairman of Claridge Inc., an investment holding company	• Claridge Inc. • Seagram Company Ltd.	28,350 Common Shares	13,536 DSUs

James Malcolm Edward (Ted) Newall, O.C.(1) Alberta, Canada	1991	Chairman of NOVA Chemicals	• Canadian Pacific Railway Ltd. (Chairman) • Novelis Inc. • Royal Bank of Canada • Maple Leaf Foods Inc.	385,265 Common Shares	Nil
James Mark Stanford, O.C.(1)(3) Alberta, Canada	1999	President of Stanford Resource Management, Inc., an investment management firm	• EnCana Corporation • Inco Limited • OMERS Energy, Inc. • Terasen Inc. • Iogen Corporation • OPTI Canada Inc. • Canadian Foundation for Sustainable Development Technology (Chairman)	23,300 Common Shares	7,704 DSUs

Notes:

  (1)
  Member of the Corporate Governance Committee of the Board.

  (2)
  Member of the Audit, Finance and Risk Committee of the Board.

  (3)
  Member of the Human Resources Committee of the Board.

  (4)
  Member of the Public Policy and Responsible Care Committee of the Board.

  (5)
  Information is set forth as at February 16, 2005 as to Common Shares of NOVA Chemicals beneficially owned, directly or indirectly, or controlled or directed, including options to acquire such shares exercisable within 60 days of February 16, 2005, as provided to NOVA Chemicals by such persons. Unless noted otherwise, all shares are subject to the sole voting and investment power of their beneficial owners. The trust funds associated with NOVA Chemicals' pension plans are administered by the Audit, Finance and Risk Committee; the information regarding the beneficial ownership of Common Shares does not include any Common Shares held by the trustee for such pension plans and over which the Audit, Finance and Risk Committee has assumed no voting or investment control. All directors and executive officers as a group (17 persons) hold 2,990,279 Common Shares, excluding shares identified in note 8. Each director's holdings represents less than 1% of the outstanding Common Shares, other than Mr. Lipton who holds approximately 1.35%. All directors, as a group, hold approximately 2.05% of the outstanding Common Shares.

  (6)
  Includes for Mr. Lipton 934,550; for Mr. Newall 64,300; for Dr. Boer 21,784; for Mr. Blumberg 12,850; for Mr. Hawkins 24,150; for Mr. Ludwick 18,350; for Mr. Stanford 22,300; for Mr. Dineen 21,400; for Mr. Fortier 17,450; and for each of Mr. Bougie and Ms. Creighton 7,000 Common Shares, each which may be acquired pursuant to options which are exercisable within 60 days of February 16, 2005.

  (7)
  Non-employee directors may elect to receive all or a portion of their retainer or attendance and travel fees in DSUs, which are economically equivalent to NOVA Chemicals' Common Share value. DSUs are not Common Shares and do not carry rights of Common Shares. For further information, see "Compensation of Directors".

  (8)
  Excludes for Mr. Lipton, who may be deemed to have, but disclaims, beneficial ownership of 5,380 Common Shares which are held by his spouse, who exercises sole voting and investment power over such Common Shares.

  (9)
  Mr. Blumberg was formerly a director of Burlington Industries Inc., which declared bankruptcy under Chapter 11 of the U.S. Bankruptcy Code in 2001.

CORPORATE GOVERNANCE

        Since 1991, NOVA Chemicals has had in place a broad-reaching plan for corporate governance. With NOVA Chemicals' increasing national and international development, the globalization of the commodity plastics and chemical business and the evolution of corporate governance practices generally, the Corporation's directors and management have responded to the need to establish forward-looking governance policies and to constantly evaluate and modify them to ensure their continuing effectiveness. NOVA Chemicals is currently subject to a variety of corporate governance guidelines and requirements mandated by the Toronto Stock Exchange ("TSX") and the New York Stock Exchange (the "NYSE"), and by the United States Securities and Exchange Commission (the "SEC") under its rules and those mandated under the United States Sarbanes-Oxley Act of 2002 ("SOX"). NOVA Chemicals' corporate governance practices comply with the TSX guidelines and the NYSE rules applicable to it as a foreign private issuer, as well as with applicable SEC and SOX requirements. The limited instances where NOVA Chemicals' practices do not comply with the broader NYSE corporate governance rules applicable to U.S. domestic issuers are noted in the overview of NOVA Chemicals' corporate governance practices set out below and elsewhere in this Proxy Circular under "Report on Executive Compensation — Securities Authorized for Issuance Under Equity Compensation Plans".

        In 2004, the Canadian securities administrators ("CSA") proposed National Instrument 58-101, Disclosure of Corporate Governance Practices ("NI 58-101") and National Policy 58-201, Corporate Governance Guidelines ("NP 58-201") with the objective of providing greater transparency for the marketplace regarding issuers' corporate governances practices. While NI 58-101 and NP 58-201 are not yet in force, for purposes of the overview of NOVA Chemicals' corporate governance practices set out below, NOVA Chemicals has also assessed its current practices in the context of the guidelines and disclosure requirements proposed by the CSA. The TSX intends to revoke its corporate governance guidelines when NI 58-101 and NP 58-201 come into force.

        Set forth below is an overview of the corporate governance practices of NOVA Chemicals. This overview has been prepared by the Corporate Governance Committee of the Board and has been approved by the Board of Directors.

Board of Directors

        The Board of Directors is responsible for the overall stewardship of NOVA Chemicals, including overseeing development of the strategic direction and policy framework for the Corporation.

        Ten of NOVA Chemicals' 11 directors are "unrelated" as that term is defined in the TSX guidelines. Mr. Lipton is the only member of the Board who would not be considered unrelated, by virtue of his position as NOVA Chemicals' President and Chief Executive Officer ("CEO"). Under proposed NI 58-101 and NP 58-201, all of NOVA Chemicals' 11 directors would be considered to be "independent", with the exception of Mr. Lipton, by virtue of his position as President and CEO, and Mr. Newall, the Chairman of NOVA Chemicals' Board of Directors. While the Board considers Mr. Newall to be entirely free of any direct or indirect relationship with NOVA Chemicals which could reasonably interfere with the exercise of his independent judgement, the application of the technical provisions of NI 58-101 and NP 58-201 may preclude a determination of independence with respect to Mr. Newall as NOVA Chemicals provided technical and office support services for Mr. Newall in 2004 valued at $139,100. In light of the Board's determination that

Mr. Newall is otherwise independent, the Board does not believe that it is necessary to appoint one of its other members as a "lead director".

        The Board reviews on an annual basis the contributions of its directors and considers whether the current size of the Board promotes effectiveness and efficiency. There are currently 11 directors of NOVA Chemicals, and 11 directors are standing for election at the 2005 Meeting. The Board is currently of the view that an 11 member Board permits a diversity of expertise and opinions yet is manageable enough in terms of size to provide for efficiency in its decision making.

        The directors are kept informed of NOVA Chemicals' operations at regularly scheduled meetings of the Board and its Committees and through reports and analyses prepared by and discussed with management. In addition, communications between directors and management occur apart from regularly scheduled Board and Committee meetings. A portion of each Board meeting is set aside for non-management members of the Board to meet without management present. In 2004, there were eight Board meetings, each of which included a non-management session. Individual directors may also engage outside advisors with the authorization of the Chairman of the Board or the Chairman of a committee of the Board.

Summary of Board and Committee Meetings Held
For the 12-Month Period Ended December 31, 2004

Meeting Type	Totals
Board	8
Audit, Finance and Risk Committee	8
Corporate Governance Committee	2
Human Resources Committee	3
Public Policy and Responsible Care Committee	3

Total number of meetings held	24

Summary of Attendance of Directors
For the 12-Month Period Ended December 31, 2004

Director	Board Meetings Attended	Committee Meetings Attended
J. A. Blumberg	7 of 8	5 of 5
F. P. Boer	8 of 8	6 of 6
J. Bougie	7 of 8	7 of 9
J. V. Creighton	7 of 8	6 of 6
R. E. Dineen	8 of 8	10 of 10
L. Y. Fortier	6 of 8	3 of 5
K. L. Hawkins	7 of 8	8 of 11
J. M. Lipton(1)	8 of 8	0 of 0
A. M. Ludwick	8 of 8	11 of 11
J. E. Newall(2)	8 of 8	2 of 2
J. G. Rennie(3)	7 of 8	9 of 11
J. M. Stanford	8 of 8	5 of 5
J. D. Thompson(4)	2 of 2	5 of 5
Notes:
(1)	Mr. Lipton attends Committee meetings, as appropriate, as an invited guest.
(2)	Mr. Newall is Chairman and a member of the Corporate Governance Committee. He attends other Committee meetings, as appropriate, as an invited guest.
(3)	Janice Rennie was a member of the Board, as well as the Audit, Finance and Risk Committee and the Public Policy and Responsible Care Committee of the Board, until December 1, 2004.
(4)	Joseph Thompson was a member of the Board, as well as the Audit, Finance and Risk Committee and the Public Policy and Responsible Care Committee of the Board, until April 13, 2004.

Board Mandate

        NOVA Chemicals' Board of Directors has adopted a mandate, which is attached as Annex 1 to this Proxy Circular and which can also be accessed at www.novachemicals.com. The Board mandate sets out the Board's responsibilities in relation to: managing its own affairs; management and human resources; strategy and plans; finance and corporate issues; and business and risk management, policies and procedures. The mandate is designed to assist the Board and management in clarifying responsibilities and ensuring effective communication. In addition, the Board has plenary power, and any responsibility which is not delegated to senior management or a Board Committee remains with the full Board.

        In executing its mandate, the Board designates at least one Board meeting per year for a substantial strategic planning session, which takes into account, among other things, the opportunities and risks of the business. The elements of the strategic plan are embedded in the written objectives of the senior executives and are reviewed annually by the Human Resources Committee and the Board. The Board has, through the appointment of various committees, put in place an effective system for monitoring the implementation of corporate strategies. Management must obtain Board approval for any transaction that would have a significant impact on the strategic plan.

        In consultation with management, the Board has identified the principal risks facing the Corporation and has established committees to monitor systems put in place to address these risks. The Audit, Finance and Risk Committee has primary responsibility to monitor the risk management systems and reviews them regularly with NOVA Chemicals' internal and external auditors. In addition, the Public Policy and Responsible Care Committee of the Board plays a role in establishing NOVA Chemicals' environmental management system.

        The Board has the responsibility for the appointment and succession of the CEO, appointing senior management and monitoring their performance. The Human Resources Committee reviews and reports annually to the Board on organizational structure, recruitment, training and succession planning matters. NOVA Chemicals uses management by objectives to monitor the performance of the CEO and senior management.

        The Board has put structures in place to ensure effective communication between NOVA Chemicals, its stakeholders and the public. These structures include the Public Policy and Responsible Care Committee, which has a mandate to review and advise the Board on policies and programs to create a strong, cohesive, sustained and positive image of NOVA Chemicals for customers, shareholders, governments and the public. The Board or the Audit, Finance and Risk Committee reviews in advance all press releases that disclose financial results. Other statutory disclosure documents such as proxy materials and the Annual Information Form are reviewed and, where required, approved by the Board. The Audit, Finance and Risk Committee also reviews NOVA Chemicals' communications policies that address how NOVA Chemicals interacts with analysts and its mandate contains measures to avoid selective disclosure and reports its findings to the Board. NOVA Chemicals' shareholder communication program provides for the open, accessible, non-selective and timely exchange of material information with all shareholders, respecting the business, activities and performance of NOVA Chemicals, subject to applicable legal requirements. The disclosed information is released through news wire services, the general media, a website and mailings to shareholders. Quarterly earnings conference calls are broadcast live over the internet and are accessible on a live and recorded basis via telephone and webcast. Individual queries, comments or suggestions can be made at any time by calling or writing directly to NOVA Chemicals. NOVA Chemicals also has a dedicated investor relations group to respond to individual shareholder inquiries and maintains a toll-free telephone line for ease of contact. In addition, NOVA Chemicals has a public affairs group to respond to inquiries from media and the public. Together, these groups deal with investor concerns and ensure that all inquiries receive a full and timely response.

Position Descriptions

        The Board mandate sets forth the primary responsibility of the Chairman of the Board regarding the organization and efficient operation of the Board and its committees and communication between the Board and management. In addition, to assist the Chairman of the Board in delineating his role and responsibilities, the Board has approved Terms of Reference. The Terms of Reference identify the Chairman's responsibilities with respect to working with management, including the CEO, managing the Board, including its processes and committees, and relations with shareholders. The mandates of each Committee provide for the appointment of a committee Chairman to preside over meetings of that committee.

        With regard to the CEO, the Human Resources Committee is responsible for setting his compensation, as well as the applicable objectives to be achieved relating to such compensation. The objectives, which are reviewed and approved by the Board, effectively constitute the CEO's mandate on a year-to-year basis. For further information, see "Report of the Human Resources Committee".

Committees of the Board of Directors

        The Board of Directors has established four standing Committees of the Board and has delegated certain of its responsibilities to each of the Committees. In this regard, each Committee has been mandated to perform certain advisory functions, and to make recommendations and report to the Board. The four standing committees of the Board are: the Corporate Governance Committee, the Audit, Finance and Risk Committee, the Human Resources Committee and the Public Policy and Responsible Care Committee. A brief summary of the Committee mandates follows, together with current and proposed membership assuming election of each Committee member as a director at the Meeting. Copies of Committee mandates are available at www.novachemicals.com.

Audit, Finance and Risk Committee

        The Audit, Finance and Risk Committee of the Board reviews and inquires into matters affecting the financial reporting of NOVA Chemicals, the system of internal accounting and financial controls and procedures and NOVA Chemicals' financial audit procedures and plans; recommends the approval of the issuance of debt securities; oversees the policies and practices of NOVA Chemicals relating to corporate compliance and risk management strategies; recommends to the Board of Directors of NOVA Chemicals the appointment and remuneration of the external auditors and approves the mandate and appointment of internal auditors; oversees the funding, administration and investment of the trust funds associated with NOVA Chemicals' savings and profit sharing plans and pension plans; and reviews with management and reports to the Board annually on the financing plans and objectives of NOVA Chemicals.

        The Board approves, on the recommendation of the Audit, Finance and Risk Committee, all fees paid to the external auditors in respect of audit services. In addition, in accordance with applicable rules regarding audit committees, the Audit, Finance and Risk Committee reviews and approves (in advance) the scope and related fees for all non-audit services which are to be provided by the external auditors. In doing so, the Audit, Finance and Risk Committee considers whether the provision of these non-audit services may impact the objectivity and independence of the external auditor.

        The Audit, Finance and Risk Committee is and will be composed entirely of unrelated and independent directors, namely Messrs. Hawkins (Chairman), Bougie, Dineen and Ludwick. In addition, all members of the Audit, Finance and Risk Committee are financially literate, and Messrs. Hawkins, Bougie and Ludwick are audit committee financial experts.

        For more information on the Audit, Finance and Risk Committee, see "Report of the Audit, Finance and Risk Committee" and the mandate of this Committee which is attached as Annex 2 to this Proxy Circular.

Corporate Governance Committee

        The Corporate Governance Committee of the Board is responsible for the composition, compensation and governance of the Board of Directors, and recommends to the Board nominees for election or appointment to the Board. The Corporate Governance Committee reviews and recommends for approval by the Board a set of corporate governance principles for NOVA Chemicals. In addition, the Corporate Governance Committee identifies issues to be discussed at Board and committee meetings to enable the Board to make informed and timely decisions.

        The Corporate Governance Committee reviews on an annual basis the general and specific criteria applicable to candidates to be considered for nomination. The objective of this review is to maintain the composition of the Board in a way that provides the best mix of skills and experience to guide the long-term strategy and ongoing business operations of NOVA Chemicals. The Corporate Governance Committee also advises the Board on the criteria for, and determination of, the independence of each director. In identifying or recommending candidates for election or appointment to the Board, the Corporate Governance Committee is

required to take into consideration the criteria set forth in its mandate and the Board mandate, as well as such other factors as it deems appropriate, including the judgment, knowledge, integrity, independence and business experience of the candidates and their willingness to devote the time required.

        The Corporate Governance Committee also assesses the effectiveness of the Board, its Committees and individual directors. In doing so, the Corporate Governance Committee surveys the directors regarding the effectiveness of the Board and Committee operations, the quality and adequacy of information provided to the Board on strategic and significant issues, and peer reviews. A Board and Committee effectiveness questionnaire is completed by each director annually, and the results are reported to the full Board.

        The Corporate Governance Committee is also responsible for determining the compensation of NOVA Chemicals' directors. For additional information relating to compensation of NOVA Chemicals' directors, see "Report on Executive Compensation — Compensation of Directors".

        The Corporate Governance Committee is and will be composed of four independent directors, namely, Messrs. Blumberg, Dineen, Fortier and Stanford, as well as Mr. Newall, who may not be considered independent for purposes of NI 58-101 and NP 58-201. See "Corporate Governance — Board of Directors". All of the members of the Corporate Governance Committee are unrelated for purposes of the TSX Guidelines, and none of them are members of NOVA Chemicals' management. NYSE corporate governance rules applicable to U.S. domestic issuers require board committees with responsibilities comparable to those of the Corporate Governance Committee to be composed entirely of independent directors. To encourage an objective nomination process, the Board mandate specifies that only non-management directors may serve on the Corporate Governance Committee.

Human Resources Committee

        The Human Resources Committee of the Board is responsible for overseeing the policies and practices of NOVA Chemicals with respect to its human resources. In this regard, the Human Resources Committee reviews recommendations for the appointment of persons to senior executive positions, as well as considers terms of employment including succession planning and matters of compensation. This Committee recommends to the Board the goals and objectives used to determine executive leadership compensation, evaluates the executive leadership team's performance and makes recommendations to the Board with respect to awards under the Management Incentive Plan, the Option Plan, the Equity Appreciation Plan and the Restricted Stock Unit Plan. For additional information relating to the compensation of NOVA Chemicals' executives, see "Report on Executive Compensation". In addition, the Human Resources Committee is responsible for the proper and orderly administration of NOVA Chemicals' savings and profit sharing plans and pension plans, other than matters relating to the funding and investment of the plans' trust funds.

        The Human Resources Committee is and will be composed entirely of unrelated and independent directors, namely, Messrs. Stanford (Chairman), Blumberg and Hawkins, Dr. Boer and Ms. Creighton.

Public Policy and Responsible Care Committee

        The Public Policy and Responsible Care Committee of the Board is responsible for overseeing the policies and practices of NOVA Chemicals relating to its Responsible Care® audit and the environment, occupational health and safety, communications, corporate contributions, public policy matters and NOVA Chemicals' relationship with all of its stakeholders. The Public Policy and Responsible Care Committee is and will be composed entirely of unrelated and independent directors, namely Dr. Boer (Chairman), Messrs. Bougie, Fortier and Ludwick and Ms. Creighton.

Responsible Care® is a registered trademark of the Canadian Chemical Producer's Association in Canada and is a registered service mark of the American Chemistry Council in the United States.

Other Committees

        In December 1996, a Technology Advisory Committee was created to advise NOVA Chemicals on its research strategy. The Technology Advisory Committee consists of two directors of NOVA Chemicals, Mr. Blumberg and Dr. Boer (Co-chairs); Mr. Christopher Pappas, Senior Vice President and President, Styrenics of NOVA Chemicals; Mr. Paul Clark (Co-chair), Vice President, Research and Technology of NOVA

Chemicals; Mr. William Mitchell, Vice President, Legal and Chief Patent Counsel of NOVA Chemicals; Mr. Karel Bleijenberg, Vice President, Technology of NOVA Chemicals Inc.; Mr. Gerry Dyer, retired Research and Development Director, DuPont Canada Inc.; and three world-class research scientists, Dr. Musa Kamal, Professor, McGill University, Dr. Kurt Zilm, Professor, Yale University and Dr. Robert Waymouth, Professor, Stanford University.

Orientation and Continuing Education

        NOVA Chemicals is committed to assisting its directors in the enhancement of their skills and abilities as directors, as well as ensuring their knowledge and understanding of the Corporation's businesses remains current. On joining the Board, each new director receives a comprehensive personal orientation from members of senior management covering key operating practices and current issues, and an overview of Committee mandates and issues and organization-wide policies and practices. The Corporate Secretary prepares a "Director's Handbook" for directors which is updated annually. At regularly scheduled Board and Committee meetings, directors are given updates on emerging business and governance initiatives. Generally, at least one Board meeting each year is held at an operating or plant site to give the directors additional insight into NOVA Chemicals' business. While the Board itself does not have sessions devoted to continuing education, directors are encouraged to participate in seminars and activities, at NOVA Chemicals' expense, that ensure directors will maintain the skills and knowledge necessary to meet their obligations as directors.

Codes of Conduct

        All directors, officers and employees of NOVA Chemicals must act in accordance with NOVA Chemicals' Business Conduct Policy, a comprehensive set of expectations, obligations and responsibilities relating to ethical conduct, conflicts of interest and compliance with law. In addition, NOVA Chemicals has adopted a Code of Ethics for its Chief Executive Officer and senior financial officers, which establishes additional expectations, obligations and responsibilities for such officers. The Business Conduct Policy and the Code of Ethics can be accessed at www.novachemicals.com.

        A hotline, known as the "Ethics Line" was implemented in October 2002, to allow employees to report actual or suspected violations of the law or NOVA Chemicals' Business Conduct Policy and to ask compliance or ethics-related questions on an anonymous basis. Material reports of non-compliance or unethical conduct that are received on the Ethics Line, or by any other means, are reported regularly to the Audit, Finance and Risk Committee, and a summary of all of the issues that have been reported is also provided to this committee on an annual basis. These reports allow the Audit, Finance and Risk Committee, which exercises oversight over the Ethics and Compliance program, its implementation and effectiveness, to monitor and ensure compliance. Training in respect of the Ethics and Compliance program and the Business Conduct Policy is also provided to directors, officers and employees, and all officers and employees are required to sign an acknowledgement of their participation in the training and their compliance with the Business Conduct Policy. Regular communications to employees in respect of the program further emphasize NOVA Chemicals' commitment to integrity and encourage and promote ethical conduct and compliance with the law. These communications include direct messages from the CEO and the Senior Vice President, Legal, General Counsel and Corporate Secretary (who has assumed the role of Chief Compliance Officer), setting an ethical tone at the top of the organization.

Shareholding Guidelines

        NOVA Chemicals has established minimum share ownership guidelines for the members of the Board of Directors and management. The guidelines were adopted in July 1998 to encourage key employees and directors to align their interests closely with those of other shareholders. Under these guidelines the CEO is encouraged to hold NOVA Chemicals Common Shares valued at four times his annual base salary, directors are encouraged to hold Common Shares valued at three times their annual retainer, senior executive officers are encouraged to hold Common Shares valued at two times their annual base salary and other executives at one-half times their annual base salary. No financial assistance is provided by NOVA Chemicals in achieving these guidelines.

        Holdings considered for these guidelines are Common Shares and DSUs. Stock options, equity appreciation units ("EAUs") and restricted stock units ("RSUs") do not count toward the shareholding guidelines. All directors are in compliance with the shareholding guidelines. The ten non-employee directors standing for election in aggregate hold 375,876 Common Shares and 74,880 DSUs. The seven current members of the senior management team in aggregate hold 395,319 Common Shares and 509,298 DSUs. DSUs are not Common Shares, but are equal in value to Common Shares (see "Report of the Human Resources Committee — Deferred Share Unit Plan").

        The following table sets forth, as at February 16, 2005 the number of Common Shares and DSUs of NOVA Chemicals beneficially owned, directly or indirectly, or controlled or directed (excluding options to acquire Common Shares) by each non-employee director standing for election, and by the CEO, the Chief Financial Officer ("CFO") and each of NOVA Chemicals' three other most highly compensated executive officers (the Named Executive Officers, or "NEOs").

Non-Employee Directors
J. A. Blumberg	7,946 Common Shares	3,581 DSUs
F. P. Boer	5,808 Common Shares	15,135 DSUs
J. Bougie	Nil	7,862 DSUs
J. V. Creighton	5,743 Common Shares	4,524 DSUs
R. E. Dineen	17,955 Common Shares	Nil
L. Y. Fortier	1,069 Common Shares	11,662 DSUs
K. L. Hawkins	5,390 Common Shares	10,884 DSUs
A. M. Ludwick	10,000 Common Shares	13,536 DSUs
J. E. Newall	320,965 Common Shares	Nil
J. M. Stanford	1,000 Common Shares	7,704 DSUs
Named Executive Officers
J. M. Lipton(1)	202,994 Common Shares	251,470 DSUs
L. A. MacDonald	11,868 Common Shares	36,977 DSUs
C. D. Pappas	26,950 Common Shares	15,896 DSUs
A. T. Poole	78,810 Common Shares	78,588 DSUs
D. H. Spiess(1)	27,859 Common Shares	51,714 DSUs
Note:
(1)
Excludes for Messrs. Lipton and Spiess, who may be deemed to have, but disclaim, beneficial ownership of 5,380 and 13,500 Common Shares, respectively, which are held by each of their spouses, who exercise sole voting and investment power over such Common Shares.

Directors and Officers' Liability Insurance

        NOVA Chemicals maintains directors' and officers' liability insurance with policy limits of $150 million in the aggregate, subject to a deductible in respect of corporate reimbursement of $1 million for each loss. Under this insurance, NOVA Chemicals is generally to be reimbursed for payments made under corporate indemnity provisions on behalf of its directors and officers, and individual directors and officers (or their heirs and legal representatives) are generally covered for losses arising during the performance of their duties for which they are not indemnified by NOVA Chemicals. Major exclusions from coverage include claims arising from illegal acts, those acts which result in illegal personal profit, violation of any fiduciary duty under the U.S. Employee Retirement Income Security Act of 1974, pollution damage (except for resultant shareholders actions) and claims brought by a director or officer against another director or officer or by NOVA Chemicals against a director or officer except for shareholder derivative actions. For the year ended December 31, 2004, the total annual premium in respect of such insurance was $670,000, which was paid entirely by NOVA Chemicals.

        Directors and certain officers of NOVA Chemicals are also party to indemnity agreements with NOVA Chemicals pursuant to which the Corporation has agreed to indemnify such directors and officers from liability arising in connection with the performance of their duties. Such indemnity agreements conform with the provisions of the Canada Business Corporations Act.

APPOINTMENT OF AUDITORS

        At the Meeting, shareholders will be asked to approve the appointment of Ernst & Young LLP, Chartered Accountants, as the auditors of NOVA Chemicals to hold office until the close of the next annual meeting, and the authorization of the directors to fix the remuneration of the auditors. Ernst & Young LLP have served as auditors of NOVA Chemicals or its predecessors since 1956. Representatives of Ernst & Young LLP will be present at the Meeting and will be given the opportunity to make a statement if they wish to do so. They will also be available to respond to appropriate questions.

RIGHTS PLAN

        At the Meeting, shareholders will be asked to reconfirm and approve NOVA Chemicals' Shareholder Rights Plan, as amended and restated (the "Rights Plan"). The Rights Plan, which shareholders initially adopted on May 14, 1999 and reconfirmed in May 2002, provides that shareholders must reconfirm the Rights Plan at the third and sixth annual meeting following its initial adoption. The Meeting is the sixth annual meeting following initial adoption of the Rights Plan. The Rights Plan must be reconfirmed and approved by more than 50% of the votes cast at the Meeting by shareholders present or voting by proxy. In February 2005, the Board approved certain minor non-material amendments to the Rights Plan which are described below under "Minor Amendments to Rights Plan". As part of the reconfirmation process, the Board is recommending that shareholders also approve these minor amendments.

        The Board of Directors has determined that the Rights Plan, including the minor amendments, continues to be in the best interests of NOVA Chemicals and its shareholders. The Board of Directors unanimously recommends that the shareholders vote to reconfirm and approve the Rights Plan.

Purpose of the Rights Plan

        The amended and restated Rights Plan is designed to give NOVA Chemicals' shareholders sufficient time to properly assess a take-over bid without undue pressure and to give NOVA Chemicals' Board of Directors time to consider alternatives designed to allow NOVA Chemicals' shareholders to receive full and fair value for their NOVA Chemicals Common Shares. Additionally, the Rights Plan is designed to provide shareholders of NOVA Chemicals with equal treatment in a take-over bid. The desire to ensure that NOVA Chemicals is able to address unsolicited take-over bids for its issued and outstanding Common Shares during the term of the Rights Plan stems from a concern that Canadian take-over bid rules provide too short a response time to companies that are subject to unsolicited take-over bids to ensure that shareholders are offered full and fair value for their shares.

        Since the adoption of a rights plan by NOVA Corporation in 1994 (which in 1998 became the NOVA Chemicals rights plan following the Arrangement), shareholder rights plans have been adopted by numerous Canadian companies and the terms of such plans have evolved to reflect changes in investor attitudes, standards of corporate governance, requirements of securities regulatory authorities and the views of third party commentators. The Rights Plan reflects this evolution.

Minor Amendments to Rights Plan

        The proposed amendments to the Rights Plan are limited in number and effect. The amendments include (i) replacing references to the Business Corporations Act (Alberta) with references to the Canada Business Corporations Act, reflecting NOVA Chemicals' continuance under the latter Act on April 14, 2004; (ii) adding the manager or trustee of a mutual fund (as well as the mutual fund) to the list of parties that are deemed to "Beneficially own" any security so long as they are not making a take-over bid and have not announced an intention to make a take-over bid; (iii) updating NOVA Chemicals' address for purposes of notices delivered under the Rights Plan; (iv) updating references to securities legislation where such legislation has been amended; (v) updating the Rights Plan to reflect that the plan is no longer the version that was amended and restated in 2002, but rather is an amended and restated version; and (vi) the correction of certain typographical and similar errors.

Summary of the Rights Plan

        The following is a summary of the principal terms of the Rights Plan, which is qualified in its entirety by reference to the text of the Rights Plan. The current version of the Rights Plan can be accessed through the

System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com. In addition, copies of the current version of the Rights Plan and the form of Rights Plan as amended and restated to reflect the minor amendments described under "Minor Amendments to Rights Plan" are available at www.novachemicals.com and from the Corporate Secretary of NOVA Chemicals at 1000 Seventh Avenue S.W., Calgary, Alberta, T2P 5L5.

  Term

        The effective time of the Rights Plan (the "Effective Time") was the close of business on May 10, 1999. The Rights Plan will remain in effect until the close of business on the tenth anniversary of the Effective Time.

  Rights Exercise Privilege

        Attached to each Common Shares is a right ("Right"). The Rights will trigger (i.e. separate from the Common Shares) and will be exercisable ten days after a person (an "Acquiring Person") has acquired 20% or more of, or commences or announces a take-over bid for, NOVA Chemicals' outstanding Voting Shares (defined to include the Common Shares and any other shares that NOVA Chemicals may issue that carry voting rights), other than by an acquisition pursuant to a Permitted Bid or a Competing Permitted Bid, in each case as defined below. The acquisition by an Acquiring Person of 20% or more of the Voting Shares is referred to as a "Flip-in Event". When a Flip-in Event occurs each Right becomes a right to purchase from NOVA Chemicals, upon exercise thereof in accordance with the terms of the agreement governing the Rights Plan (the "Rights Plan Agreement"), that number of Common Shares having an aggregate market price on the date of consummation or occurrence of such Flip-in Event equal to twice the exercise price (the "Exercise Price") for an amount in cash equal to the Exercise Price (such right to be subject to adjustment in accordance with the Rights Plan Agreement). For example, if at that time the Exercise Price is $200 and the Common Shares have a market price of $50, the holder of each Right would be entitled to receive $400 in market value of Common Shares (8 Common Shares) for $200, i.e., at a 50% discount.

        Any Rights held by an Acquiring Person will become void upon the occurrence of a Flip-in Event. Any take-over bid other than a Permitted Bid or a Competing Permitted Bid will be prohibitively expensive for the Acquiring Person. The Rights Plan is therefore designed to require any person interested in acquiring more than 20% of the Voting Shares to do so by way of a Permitted Bid or a Competing Permitted Bid or to make a take-over bid which the Board of Directors considers to represent the full and fair value of the Voting Shares.

        Prior to the Rights being triggered, they will have no value and will have no dilutive effect on the Common Shares.

  Permitted Bid Requirements

        The Permitted Bid requirements include the following:

  (i)
  the take-over bid must be made by way of a take-over bid circular;

  (ii)
  the take-over bid must be made to all NOVA Chemicals' shareholders;

  (iii)
  the take-over bid must be outstanding for a minimum period of 60 days and Voting Shares tendered pursuant to the take-over bid may not be taken up prior to the expiry of the 60 day period and only if at such time more than 50% of the Voting Shares held by the shareholders, other than the bidder, its affiliates and persons acting jointly or in concert and certain other persons (the "Independent Shareholders"), have been tendered to the take-over bid and not withdrawn;

  (iv)
  the Voting Shares deposited pursuant to the take-over bid may be withdrawn until taken up or paid for; and

  (v)
  if more than 50% of the Voting Shares held by Independent Shareholders are tendered pursuant to the take-over bid within the 60 day period, the bidder must make a public announcement of that fact and the take-over bid must remain open for deposits of Voting Shares for an additional 10 business days from the date of such public announcement.

        Accordingly, the Rights Plan permits a partial bid to qualify as a Permitted Bid, provided that it satisfies the conditions set out above. The Rights Plan also allows for a competing Permitted Bid (a "Competing Permitted Bid") to be made while a Permitted Bid is in existence. A Competing Permitted Bid must satisfy all of the requirements of a Permitted Bid except that it may expire on the same day as the Permitted Bid, subject to the requirement that it be outstanding for a minimum period of 35 days.

  Waiver

        The Board of Directors, acting in good faith, may prior to the occurrence of a Flip-in Event, waive the application of the Rights Plan to a particular Flip-in Event (an "Exempt Acquisition") where the take-over bid is made by a take-over bid circular to all shareholders. Where the Board exercises the waiver power for one take-over bid, the waiver will also apply to any other take-over bid for NOVA Chemicals made by a take-over bid circular to all shareholders prior to the expiry of any other take-over bid for which the Rights Plan has been waived.

  Board of Directors

        The Rights Plan will not detract from or lessen the duty of the Board of Directors to act honestly and in good faith with a view to the best interests of NOVA Chemicals. The Board will continue to have the duty and power to take such actions and make such recommendations to shareholders of NOVA Chemicals as are considered appropriate.

  Exemptions for Investment Advisors

        Investment advisors (for fully managed accounts), trust companies (acting in their capacities as trustees and administrators), managers or trustees of a mutual fund (as well as the mutual fund), statutory bodies whose business includes the management of funds, administrators of registered pension plans, and crown agents acquiring greater than 20% of the Common Shares are exempt from triggering a Flip-in Event, provided that they are not making, or are not part of a group making, a take-over bid.

REPORT ON EXECUTIVE COMPENSATION

Composition of the Human Resources Committee

        The Human Resources Committee of the Board of Directors is responsible for the overall executive compensation strategy of NOVA Chemicals and the on-going monitoring of the strategy's implementation. As at December 31, 2004, the Human Resources Committee was composed of Messrs. Stanford (Chairman), Blumberg and Hawkins, Dr. Boer and Ms. Creighton. The Chairman of the Committee has direct access to NOVA Chemicals' external consultants on compensation and human resources matters. None of the members of the Committee is or was formerly an officer or employee of NOVA Chemicals or any of its subsidiaries.

Report of the Human Resources Committee

        The Human Resources Committee's mandate includes all executive compensation matters. NOVA Chemicals' executive compensation policies are designed to provide competitive compensation to enable NOVA Chemicals to attract and retain executives that will make significant contributions to NOVA Chemicals' annual and long term goals.

        The major elements of the executive compensation program are base salary, annual performance incentives, equity based long term compensation through the granting of stock options, EAUs and/or RSUs and non-cash compensation. The Human Resources Committee annually monitors comparative total compensation information, using data prepared by an independent compensation consultant, to ensure that target levels of overall compensation are competitive with similar North American chemical organizations. In any particular year, NOVA Chemicals' executive officers may be paid more or less than executive officers at comparable organizations depending on corporate and business unit performance, and individual and team contributions.

  Base Salaries

        Base salaries for all executive officers are paid within salary ranges established for each position on the basis of the level of responsibility relative to other positions in NOVA Chemicals. The salary range for each position is determined through an annual comparative salary survey of approximately 15 North American chemical organizations. Base salary is targeted at the median (50th percentile) of the survey group for all executive officers except the CEO whose base salary is targeted at the 75th percentile. Individual salaries within a range are determined by each officer's experience, expertise and contribution to NOVA Chemicals.

        In 2004, based on a competitive analysis, base salaries for the executive officers were increased on average by approximately 2.4%. In 2004, Mr. Lipton's base salary was $1,000,000. His salary was adjusted to $1,100,000 for 2005.

  Annual Performance Incentives

        Annual performance incentives are awarded under the Management Incentive Plan, which is designed to recognize the contributions to corporate and business results of executive officers, senior managers and other leaders. The Management Incentive Plan constitutes a significant part of compensation. This plan provides for annual cash awards based on corporate, business unit, and team and individual performance, measured against objectives which are determined at the beginning of each calendar year. As the executive's responsibility level increases, the Management Incentive Plan represents an increasing portion of total compensation.

        The guiding principle of the plan is to achieve a total cash compensation position, including base salary and incentive compensation award, in a range between the 50th and 75th percentile of similar North American chemical organizations if performance objectives, as approved by the Board of Directors, are achieved.

        Incentive compensation awards are based on three components:

  (a)
  corporate performance - based on the achievement of net operating income, controllable costs and cash flow cycle time targets;

  (b)
  business unit performance - based on the achievement of business related objectives, such as financial targets, improvement in environment, health and safety performance, operating performance, or other specific objectives;

  (c)
  team and individual performance - based upon the achievement of specific team and individual objectives.

        Target incentive compensation awards, based on a participant's level of responsibility, are set and communicated to participants at the beginning of each year. For executive officers other than the CEO, 2004 target awards were weighted 40% on team and individual contribution, 30% on business results and 30% on corporate results. The weighting factors for the CEO are 50% net operating income and 50% individual contribution.

        The actual incentive compensation award paid each year, if any, is determined with reference to achievements in the components set out above. Incentive compensation awards are not paid to any executive officers, including the CEO, if minimum performance targets are not met. If target performance levels are reached, the target incentive compensation award is payable. Provision is made in the plan to pay incentive compensation awards in excess of the target award, to a maximum established by the Board, if performance in a year is exceptional. The factor by which the incentive compensation award is calculated is pro-rated between the minimum, target and maximum award depending on actual performance under each of the components. In administering the plan, the Human Resources Committee may use its judgment in varying the amounts payable to executives. Executive officers may elect to receive their incentive compensation awards as DSUs, see "Deferred Share Unit Plan" below.

        For the 2004 performance year, the Board decided to continue the application of a discount factor to the calculation of the incentive compensation awards if there was a net operating loss. Depending on the extent of the net operating loss, the overall 2004 awards to participants would be reduced by as much as 50% for the CEO, 40% for senior executives, 20% for management and 10% for other plan members. As NOVA Chemicals returned to profitability in 2004, the discount factors were not applied.

        The incentive compensation award for Mr. Lipton is based on the terms of the Management Incentive Plan, making him eligible in 2004 for an incentive compensation award of 100% of base salary if target was achieved and up to 250 % if it was significantly exceeded. On that basis, the incentive compensation award for service in 2004 was calculated at 183% of target based on 138% achievement of the net operating income target and 228% achievement of individual performance objectives. Mr. Lipton was awarded $1,830,000 for his 2004 incentive compensation award.

  Equity Based Long-Term Compensation

        NOVA Chemicals sponsors several equity based incentive plans to provide long-term incentives and compensation to key employees at a competitive level with other comparable North American chemical organizations and to align the interests of management more closely with those of shareholders. Periodic reviews are conducted to ensure that NOVA Chemicals' equity based incentive plans provide comparable expected value to similar North American chemical companies. Eligible employees can elect to receive, subject to the discretion of the Board of Directors, equity based incentive awards as options, EAUs and/or RSUs. The objective of offering a choice between options, EAUs and RSUs is to allow eligible employees to align the expected value of the equity based incentive plans with their individual risk preferences and time horizons.

        Equity based compensation grants awarded to each key employee, including executive officers, are determined by the Board on the recommendation of the Human Resources Committee. The Human Resources Committee, in determining the number of options, EAUs or RSUs to award, considers the employee's base salary, level of responsibility and performance, as well as each eligible employee's election with respect to options, EAUs and/or RSUs. In determining an equity compensation award, the Board does not consider the number or the terms of outstanding awards.

        A description of each of these plans follows.

  A.    Option Plan

        The exercise price of the options granted is equal to the closing price of the Common Shares on the TSX or the NYSE on the date of grant. Each option may be exercised over a ten year period and options generally vest as to one-quarter at the date of grant and an additional one-quarter per year for the next three years. The Board may, in its discretion, modify the vesting period.

        Termination of employment, other than by reason of death or retirement, will result in an employee only being able to exercise options which have vested for a period of 30 days following such termination. The Human Resources Committee may waive the early termination period, provided that it does not extend beyond ten years from the date of grant. Options may not be assigned.

        The Option Plan provides that all options include share appreciation rights, or SARs, so that each option may be exercised by the holder as a share appreciation right rather than as an option. The share appreciation rights entitle the optionholder to receive a number of Common Shares determined on the basis of the appreciation value of the options from the date of grant to the exercise date. The appreciation value is calculated as the difference between the closing price of the Common Shares on the TSX or the NYSE on the date of grant and the closing price of the Common Shares on the TSX or the NYSE, as applicable, on the date before the employee exercises the share appreciation right. In addition, the Board may, in its discretion, require an optionholder to receive cash in lieu of Common Shares on the exercise of a share appreciation right. The exercise of a share appreciation right results in the cancellation of any related option.

        The Board may interpret the Option Plan, prescribe, amend and rescind rules and regulations relating to it. The Board may alter, suspend or discontinue the Option Plan, provided, however, that such alteration, suspension or discontinuance will not remove any of the rights an optionholder has under any option agreement. Any amendments required to be approved by shareholders will not become effective until such approval is received.

        In October 2004, following approval of its Board of Directors, NOVA Chemicals amended its Option Plan to: (a) reflect that it had been continued under the Canada Business Corporations Act; and (b) provide that in the case of death or retirement of an optionholder, the optionholder or his or her estate would not be required to exercise options or share appreciation rights on an accelerated basis, and that the normal expiration dates (which are typically 10 years following the date of grant) would continue to apply. In February 2005, following approval of the Board, NOVA Chemicals further amended the Option Plan to provide that the exercise price of options may be determined with reference to the trading price of the Common Shares on the NYSE, in addition to the TSX. In the case of each of these amendments, the TSX was notified and approved. In neither case was shareholder approval required as the changes were considered to be minor amendments to the Option Plan.

        In 2004, Mr. Lipton elected to receive his equity based long-term compensation in EAUs and was awarded EAUs under the Equity Appreciation Plan (see below). In February 2005, Mr. Lipton elected to receive his equity based long-term compensation in options and the Board granted him 295,700 options.

  B.    Equity Appreciation Plan

        In February 2000, NOVA Chemicals adopted the Equity Appreciation Plan ("EAP"). The EAP has similar terms with respect to valuation, vesting and expiry dates as the Option Plan. The Board may set the exercise value of an EAU equal to the closing price of the Common Shares on the TSX or NYSE on the date of grant. EAUs may be redeemed for cash over a 10 year period and generally vest as to one-quarter on the date of grant and an additional one-quarter per year for the next three years. Alternate vesting, up to full vesting at the date of grant, may be granted at the Board's discretion.

        In February 2004, Mr. Lipton elected to receive his equity based long-term compensation in EAUs and the Board awarded him 456,400 EAUs.

  C.    Restricted Stock Unit Plan

        The Restricted Stock Unit Plan ("RSUP") was adopted in September 2003 to complement the Option and Equity Appreciation Plans.

        Generally, each RSU vests on the third anniversary of the grant date and is valued using the closing price on the TSX or NYSE on that date. RSUs are paid in cash or shares purchased in the open market, at NOVA Chemicals' discretion, before the end of the calendar year in which they vest. During the restricted period, dividend equivalents are credited to each RSU account based on the number of RSUs in the account on the dividend record date, the dividend payment paid to shareholders per Common Share and the closing price of Common Shares on the dividend payment date. RSUs are not Common Shares and do not carry rights of Common Shares.

  Non-Cash Compensation

        Non-cash compensation includes employee benefits and perquisites. NOVA Chemicals' non-cash compensation programs are designed to approximate the median of North American chemical organizations. Non-cash compensation is monitored annually. Mr. Lipton does not receive any non-cash compensation that is different from that received by other executive officers, other than as described under "Supplementary Pension Agreements" and "Employment Contracts".

  Deferred Share Unit Plan

        NOVA Chemicals implemented a Key Employee Deferred Share Unit Plan ("DSUP") in 1999 as a means to further link the interest of officers (and directors, see "Compensation of Directors") to the creation of shareholder value.

        Under the DSUP, key employees, including the CEO and other executive officers, may elect on an annual basis to receive all or a portion of their incentive compensation award in DSUs economically equivalent to NOVA Chemicals' Common Share value. The amount of the incentive compensation award that a key employee elects to allocate to the DSUP is converted to an equivalent number of DSUs based on the market value of NOVA Chemicals' Common Shares as at a specified time (the average of the closing price for the Common Shares over five consecutive trading days preceding the year end prior to the performance period). When a dividend is declared on Common Shares the value of the dividend is added, as full or part units, to the DSU accounts of the key employees. DSUs are not Common Shares and do not carry rights of Common Shares.

        Individuals must hold DSUs until they are no longer an employee or director of NOVA Chemicals. A key employee can elect to receive the value of his DSU account up to the end of the year following his separation from service. At such time NOVA Chemicals will pay the executive the value of the DSUs in the key employee's DSU account less applicable withholding taxes (at ordinary income tax rates). In accordance with the American Jobs Creation Act, the value of the DSU accounts for U.S. key employees for performance years 2005 and later will be determined as of the key employee's separation date and paid no earlier than six months following the key employee's separation from service.

        Mr. Lipton has elected to participate in the DSUP since its inception. Based on NOVA Chemicals' Common Share price of $47.30 on the NYSE on December 31, 2004, the value of his total DSU account as at that date was $11,879,017.

BY THE HUMAN RESOURCES COMMITTEE
J.M. Stanford (Chairman) J.A. Blumberg F.P. Boer	J.V. Creighton K.L. Hawkins

Compensation of Officers

        The following table sets forth the compensation paid by NOVA Chemicals to its Named Executive Officers, in each case in respect of the fiscal years ended December 31, 2004, 2003 and 2002.

SUMMARY COMPENSATION TABLE
		Annual Compensation						Equity Based Long Term Compensation
								Awards
Name and Principal Position	Year		Salary (1)		Management Incentive Plan Payments (2)		Other Annual Compensation (4)	Securities Under Options/SARs and EAUs Granted (5)		Restricted Shares or Restricted Share Units (6)(7)		All Other Compensation (8)

J. M. Lipton President & CEO	2004 2003 2002	$ $ $	1,000,000 950,000 900,000	$ $	1,830,000 479,000 note (2)	(3)	$52,700 $56,800 $56,200	456,400 631,000 375,000		N/A N/A N/A	$ $ $	171,000 105,000 95,700

L. A. MacDonald Senior Vice President & CFO	2004 2003 2002	$ $ $	350,000 325,000 270,000	$ $ $	305,500 84,400 169,000	(3)	N/A N/A N/A	N/A 71,900 43,750	(6)	$507,500 N/A N/A	$ $ $	55,000 28,800 120,900	(9)

C. D. Pappas Senior Vice President	2004 2003 2002	$ $ $	375,000 375,000 350,000	$ $ $	298,600 98,200 308,000		N/A N/A N/A	47,900 102,300 76,500	(6)	$167,800 N/A N/A	$ $ $	50,300 27,800 24,200

A. T. Poole Executive Vice President	2004 2003 2002	$ $ $	350,000 350,000 325,000	$ $ $	325,200 109,300 276,000	(3)	N/A N/A N/A	N/A 95,500 76,500	(6)	$626,500 N/A N/A	$ $ $	69,400 70,000 64,200

D. H. Spiess Senior Vice President	2004 2003 2002	$ $ $	375,000 375,000 350,000	$ $ $	334,900 102,500 267,000	(3)	N/A N/A N/A	16,000 102,300 76,500	(6)	$503,400 N/A N/A	$ $ $	62,300 33,600 29,400

Notes:
(1)	See "Report of the Human Resources Committee — Base Salaries".
(2)
NOVA Chemicals has in place a Management Incentive Plan which has clear objectives for participants and as such does not operate as a "bonus" plan. See "Report of the Human Resources Committee — Annual Performance Incentives". Typically, the incentive compensation awards are earned in the year reported and paid the following year unless the executive elected to defer the award under NOVA Chemicals' DSUP. Eligible employees can elect to contribute all or a portion of their annual incentive compensation award to the DSUP. Each NEO elected to contribute 100% of his 2004, 2003 and 2002 incentive compensation awards to the DSUP, other than Messrs. MacDonald, Pappas and Spiess whose elections are listed below:

	2004	2003	2002
L. A. MacDonald	50%	100%	100%
C. D. Pappas	0%	0%	50%
D. H. Spiess	100%	100%	50%

Accordingly, other than to Messrs. MacDonald, Pappas and Spiess, no cash payments were made to any of these individuals under the Management Incentive Plan for the 2004, 2003 and 2002 performance years. See "Report of the Human Resource Committee — Deferred Share Unit Plan" and note (3).
For 2004, corporate objectives were met and calculated at 86% of target. As NOVA Chemicals returned to profitability in 2004, there were no reduction factors applied to the awards.
For 2003, corporate objectives were calculated at 31% of target. Based on the 2003 net operating loss, the CEO's award was reduced by 40%, and the other NEO awards were reduced by 32%.

For 2002, corporate objectives were exceeded, however, based on the 2002 net operating loss, the NEOs' awards were reduced by 30.1%. Mr. Lipton's incentive compensation award in 2002 was calculated at 123% of target after a 37.7% reduction factor based on the 2002 net operating loss was applied to his award. Mr. Lipton was granted EAUs in lieu of his management incentive award (see note (5)).

(3)
Under NOVA Chemicals' DSUP, eligible employees can elect to receive all or a portion of their Management Incentive Plan awards in DSUs equal in value to NOVA Chemicals' Common Shares. The dollar value represents the pre-tax value of the DSUs at the time of the award. When a dividend is declared on Common Shares, the value of the dividend is added, as full or partial units, to the DSU accounts. For further information, see "Report of the Human Resources Committee — Deferred Share Unit Plan". DSUs earned for the year ended December 31, 2004 and the values of the 2004 DSUs as of December 31, 2004 based on the NYSE Common Share price of $47.30 on that date were as follows:
Mr. Lipton	66,744	$3,156,991
Mr. MacDonald	5,862	$277,273
Mr. Poole	12,568	$594,466
Mr. Spiess	12,215	$577,770
(4)
Each NEO receives benefits and perquisites in addition to base salary and incentive compensation awards. The value of these benefits and perquisites for each NEO, other than the CEO, does not exceed the lesser of Cdn. $50,000 or 10% of the total annual salary and incentive compensation payment.
(5)
This column shows the total number of Common Share options and/or EAUs granted to each NEO during each respective year. In 2002, 2003 and 2004, Messrs. Lipton, Pappas and Spiess were granted EAUs rather than options.
In March 2003, Mr. Lipton was granted an additional award of 124,000 EAUs to reflect his strong leadership of NOVA Chemicals in 2002.
(6)
In 2004, Messrs. MacDonald and Poole were not granted options or EAUs as they elected to receive, and the Board granted, 100% of their equity based awards as RSUs. Mr. Pappas elected to receive, and the Board granted, 75% of his equity based compensation as EAUs and 25% as RSUs. Mr. Spiess elected to receive, and the Board granted, 25% of his equity based compensation as EAUs and 75% as RSUs.
(7)
This column discloses the value of RSUs held by each NEO as of the date of grant. The Board adopted the RSUP in September 2003 and the first grants were awarded in 2004. When a dividend is declared on the Common Shares, the value of the dividend is added as full or partial units to the RSU accounts. For further information, see "Report of the Human Resources Committee — Restricted Stock Unit Plan". Messrs. MacDonald, Pappas, Poole and Spiess hold RSUs. The values of RSUs granted and dividend equivalents earned in 2004 as of December 31, 2004 based on the NYSE Common Share price of $47.30 on that date were as follows:
Mr. MacDonald	18,323 RSUs	$866,678
Mr. Pappas	6,059 RSUs	$286,591
Mr. Poole	22,620 RSUs	$1,069,926
Mr. Spiess	18,176 RSUs	$859,725
(8)
Includes the dollar value of insurance premiums paid by NOVA Chemicals with respect to term life insurance for the benefit of each NEO, amounts paid under the NOVA Chemicals or NOVA Chemicals Inc. Savings and Profit Sharing Plan and the value of the dividend equivalents earned under the DSUP and the RSUP. Also includes vacation and other one time payments where applicable.
(9)	In 2002, Mr. MacDonald received a one time payment in connection with his relocation to the United States.

        For 2004, the aggregate cash compensation, including any incentive compensation awards contributed to the DSUP, for the five NEOs was approximately $5,952,300.

Stock Options/Equity Appreciation Plans

        The table below shows the number of EAUs under the EAP granted to each of the NEOs in 2004 together with the percentage that the EAU grant represents of total EAUs granted by NOVA Chemicals to its employees and employees of its subsidiaries in fiscal 2004, the per security exercise value, the per security market value of the underlying securities on the date the EAUs were granted and the expiration date of the EAUs granted. Messrs. MacDonald and Poole elected to receive, and were granted, only RSUs in 2004. None of the NEOs were granted options in 2004. See "Report of the Human Resources Committee — Equity Based Long-Term Compensation".

Option/SAR and EAU Grants
Name	EAUs Granted (#)	% of Total Options/SARs and EAUs Granted to Employees in 2004	Exercise or Base Price (1)	Market Value of Securities Underlying EAUs on the Date of Grant (1)	Expiration Date

J. M. Lipton	456,400	37.60	U.S. $27.90	U.S. $27.90	February 11, 2014

C. D. Pappas	47,900	3.95	U.S. $27.90	U.S. $27.90	February 11, 2014

D. H. Spiess	16,000	1.32	U.S. $27.90	U.S. $27.90	February 11, 2014

Note:
(1)
The exercise value of an EAU granted under the EAP was determined by the Board of Directors to be the closing market price on the NYSE on the date the grant was made. EAUs are generally granted for a term of 10 years, redeemable on a cumulative basis as to 25% in the first 12 months, 25% in the second 12 months, 25% in the third 12 months and 25% thereafter for the term of the EAU.

        The table below shows the number of Common Shares acquired on exercise of options and the awards paid on redemption of EAUs during fiscal 2004 by each of the NEOs, together with the aggregate dollar value realized on such exercises or redemptions, the total number of Common Shares available for acquisition under option and EAUs available for redemption, both vested and unvested, and the dollar value of "in-the-money" unexercised options and EAUs not yet redeemed, both vested and unvested.

Aggregated Option/SAR and EAU Exercises During the Year
									Value of Unexercised In-the-Money (1)(2) Options/SARs and EAUs at December 31, 2004 in U.S. $
					Unexercised Options/ SARs and EAUs at December 31, 2004
	Securities Acquired on Exercise		Aggregate Value Realized in U.S. $
Name					Non-Vested		Vested		Non-Vested		Vested

J. M. Lipton	68,109	(3)	$1,024,755	(3)	751,550	(8)	2,250,381	(8)	$18,465,885	(8)	$59,813,556	(8)

L.A. MacDonald	6,053	(4)	$125,696	(4)	46,888		206,469		$1,128,497		$4,950,658

C. D. Pappas	185,525	(5)	$4,616,055	(5)	106,200	(8)	161,975	(8)	$2,714,525	(8)	$3,433,435	(8)

A. T. Poole	270,785	(6)	$6,302,986	(6)	66,875		229,625		$1,584,500		$5,343,776

D. H. Spiess	49,500	(7)	$1,428,570	(7)	82,275	(8)	299,268	(8)	$2,250,380	(8)	$7,596,145	(8)

Notes:
(1)
Option values are calculated as the difference between the closing price of Common Shares on the TSX on December 31, 2004 ($56.70 Canadian) and the exercise price of the related option. Value has been converted to U.S. dollars at the closing exchange rate on December 31, 2004 ($1.00 Canadian = $.8320 U.S.). EAU values are calculated as the difference between the closing price of Common Shares on the NYSE on December 31, 2004 ($47.30 U.S.) and the exercise value of the related EAU.
(2)	"In-the-money" means that the market value of the Common Shares underlying the option or EAU on that date exceeds the option exercise price or the EAU exercise value.
(3)
Mr. Lipton exercised 68,109 options, which were due to expire, as share appreciation rights. Upon exercise, NOVA Chemicals settled the exercise by issuing Common Shares equivalent to the option premium under the Option Plan to Mr. Lipton that were immediately sold. Value has been converted to U.S. dollars at an exchange rate of $1.00 Canadian = $.7526 U.S. based on the average of the exchange rates on the dates of settlement of the transaction.
(4)
Mr. MacDonald exercised a total of 6,053 options. Upon exercise, a total of 3,632 Common Shares issued on exercise were retained by Mr. MacDonald and the balance of 2,421 Common Shares were immediately sold. Value has been converted to U.S. dollars at an exchange rate of $1.00 Canadian = $.7816 U.S. based on the average of the exchange rates on the dates of exercise.
(5)
Mr. Pappas redeemed 185,525 EAUs. The aggregate value received was the difference between the NYSE closing prices of the Common Shares on the redemption dates and the exercise values of the related EAUs.

(6)
Mr. Poole exercised a total of 270,785 options, of which 248,082 options were exercised as share appreciation rights. Upon exercise, a total of 22,703 Common Shares were issued to and retained by Mr. Poole. With respect to the options exercised as share appreciation rights, NOVA Chemicals settled the exercise by direct payment alternative under the Option Plan and paid Mr. Poole a cash amount equal to the difference between the closing price of the Common Shares on the TSX on the last trading day immediately preceding the exercise date and the exercise price. Aggregate value has been converted to U.S. dollars at an exchange rate of $1.00 Canadian = $.8438 U.S. based on the average of the exchange rates on the dates of exercise.
(7)	Mr. Spiess redeemed 49,500 EAUs. The aggregate value received was the difference between the NYSE closing price of the Common Shares on the redemption dates and the exercise value of the related EAUs.
(8)
These numbers include options and EAUs. Mr. Lipton was awarded EAUs rather than options from 2000 to 2004, and Messrs. Pappas and Spiess have been awarded EAUs from 2001 to 2004 (see "Report of the Human Resources Committee — Equity Based Long-Term Incentives — B. Equity Appreciation Plan"). The following table details for these NEOs the number of unexercised options/SARs and EAUs and the in-the-money value of options/SARs and EAUs as at December 31, 2004:
	Options/SARs				EAUs
	Unexercised Options/SARs at December 31, 2004		Value of Unexercised In-the-Money Options/SARs at December 31, 2004 in U.S. $		Unexercised EAUs at December 31, 2004		Value of Unexercised In-the-Money EAUs at December 31, 2004 in U.S. $
Name
	Non-Vested	Vested	Non-Vested	Vested	Non-Vested	Vested	Non-Vested	Vested
J. M. Lipton	0	906,031	$0	$22,571,871	751,550	1,344,350	$18,465,885	$37,241,685
C. D. Pappas	0	150,000	$0	$3,201,120	106,200	11,975	$2,714,525	$232,315
D. H. Spiess	0	186,743	$0	$4,522,531	82,275	112,525	$2,250,380	$3,073,615

        As of December 31, 2004 NOVA Chemicals has issued 5,120,473 Common Shares under the Option Plan representing approximately 6.08% of its issued and outstanding Common Shares. Pursuant to the terms of the Option Plan, NOVA Chemicals may issue a further amount of 8,569,882 Common Shares representing 10.17% of its issued and outstanding Common Shares. As of December 31, 2004, there were 5,849,131 options to acquire Common Shares outstanding and 2,720,751 options to acquire Common Shares remaining available for future grants. The total number of Common Shares that may be issued to any one individual under the Option Plan is limited to a maximum of 5% of the issued and outstanding Common Shares.

Pension Plans

        Officers, along with all salaried employees, participate in NOVA Chemicals' Canadian or U.S. non-contributory pension plans. On December 31, 1999, NOVA Chemicals introduced a defined contribution pension option to its Canadian pension plans for salaried employees. Under these plans, employees could make a one-time irrevocable election to convert their defined benefits to the defined contribution pension option or remain in the defined benefit pension option. All of the Canadian executive officers elected to remain in the defined benefit pension option.

        The Canadian defined benefit pension option provides a retirement income and a 60% surviving spouse's pension based on the officer's years of service and the average base salary of the highest 36 consecutive months, of the officer's final 10 years of service adjusted to reflect benefits payable under government sponsored plans. The U.S. plans provide a pension based on the officer's years of service and average base salary of the highest 36 consecutive months in the officer's final 10 years of service. The amount of pension may vary based on other factors including the age of the employee at retirement, the form of pension elected and predecessor plan membership. The first table illustrates the amount of annual pension received by a Canadian employee in the defined benefit plan and the second table illustrates a U.S. employee, in each case retiring at age 62 on December 31, 2004, who has not elected an optional form of pension benefit.

Canadian Pension Plan Table (in Canadian dollars)
	Years of Service
Remuneration	5	10	15	20	25	30	35

125,000	8,805	17,610	26,415	37,720	49,025	60,330	71,635
150,000	10,805	21,610	32,415	46,220	60,025	73,830	87,635
175,000	12,805	25,610	38,415	54,720	71,025	87,330	103,635
200,000	14,805	29,610	44,415	63,220	82,025	100,830	119,635
225,000	16,805	33,610	50,415	71,720	93,025	114,330	135,635
250,000	18,805	37,610	56,415	80,220	104,025	127,830	151,635
300,000	22,805	45,610	68,415	97,220	126,025	154,830	183,635
400,000	30,805	61,610	92,415	131,220	170,025	208,830	247,635
500,000	38,805	77,610	116,415	165,220	214,025	262,830	311,635
600,000	46,805	93,610	140,415	199,220	258,025	316,830	375,635
700,000	54,805	109,610	164,415	233,220	302,025	370,830	439,635
750,000	58,805	117,610	176,415	250,220	324,025	397,830	471,635
800,000	62,805	125,610	188,415	267,220	346,025	424,830	503,635
850,000	66,805	133,610	200,415	284,220	368,025	451,830	535,635
900,000	70,805	141,610	212,415	301,220	390,025	478,830	567,635
950,000	74,805	149,610	224,415	318,220	412,025	505,830	599,635
1,000,000	78,805	157,610	236,415	335,220	434,025	532,830	631,635
1,100,000	86,805	173,610	260,415	369,220	478,025	586,830	695,635
1,200,000	94,805	189,610	284,415	403,220	522,025	640,830	759,635
1,300,000	102,805	205,610	308,415	437,220	566,025	694,830	823,635
1,400,000	110,805	221,610	332,415	471,220	610,025	748,830	887,635

Notes:
(1)
NOVA Chemicals' Canadian defined benefit pension option provides a benefit formula that is integrated with the Canada Pension Plan. The non-contributory future service benefit is equal to the sum of (a) plus (b) where:
(a) is 1.0% times credited service times the lesser of
(i) Highest Average Earnings (defined below) and
(ii) Average Maximum Pensionable Earnings (defined below)
(b) is 1.6% times credited service times the amount, if any, by which the Highest Average Earnings exceeds the Average Maximum Pensionable Earnings.

Highest Average Earnings is the average of the highest 36 consecutive months of base salary in the last 10 years and Average Maximum Pensionable Earnings is the three year average of the Year's Maximum Pensionable Earnings as determined in accordance with the Canada Pension Plan Act. Management Incentive Plan awards are not included for the purpose of determining pension benefits.

Canadian pension benefits for (a) married retirees, upon death, consist of 60% of the member's benefit payable to the surviving spouse for life, and (b) single retirees are payable for life and are guaranteed for 5 years after pension commences.
Canadian pension benefits are not subject to any deduction for social security or other offset amounts.
(2)	Estimated credited years of service to December 31, 2004 for each NEO who is a member of the Canadian pension plan are:
Mr. MacDonald	24.8 years
Mr. Poole	16.8 years
(3)	Table is calculated based on service in existing and continuing prior plans and includes supplementary pension amounts described below, but does not include optional contributory pension plan.
(4)	Table shows benefit payable at age 62 if the employee left NOVA Chemicals on December 31, 2004.

U.S. Pension Plan Table — Whole Life Benefit for Single Retirees (in U.S. dollars)
	Years of Service
Remuneration	5	10	15	20	25	30	35

125,000	7,500	15,000	22,500	30,000	37,500	45,000	52,500
150,000	9,000	18,000	27,000	36,000	45,000	54,000	63,000
175,000	10,500	21,000	31,500	42,000	52,500	63,000	73,500
200,000	12,000	24,000	36,000	48,000	60,000	72,000	84,000
225,000	13,500	27,000	40,500	54,000	67,500	81,000	94,500
250,000	15,000	30,000	45,000	60,000	75,000	90,000	105,000
300,000	18,000	36,000	54,000	72,000	90,000	108,000	126,000
400,000	24,000	48,000	72,000	96,000	120,000	144,000	168,000
500,000	30,000	60,000	90,000	120,000	150,000	180,000	210,000
600,000	36,000	72,000	108,000	144,000	180,000	216,000	252,000
700,000	42,000	84,000	126,000	168,000	210,000	252,000	294,000
800,000	48,000	96,000	144,000	192,000	240,000	288,000	336,000
900,000	54,000	108,000	162,000	216,000	270,000	324,000	378,000
1,000,000	60,000	120,000	180,000	240,000	300,000	360,000	420,000
1,100,000	66,000	132,000	198,000	264,000	330,000	396,000	462,000
1,200,000	72,000	144,000	216,000	288,000	360,000	432,000	504,000
1,300,000	78,000	156,000	234,000	312,000	390,000	468,000	546,000
1,400,000	84,000	168,000	252,000	336,000	420,000	504,000	588,000
1,500,000	90,000	180,000	270,000	360,000	450,000	540,000	630,000
1,750,000	105,000	210,000	315,000	420,000	525,000	630,000	735,000
2,000,000	120,000	240,000	360,000	480,000	600,000	720,000	840,000
2,250,000	135,000	270,000	405,000	540,000	675,000	810,000	945,000
2,500,000	150,000	300,000	450,000	600,000	750,000	900,000	1,050,000
2,750,000	165,000	330,000	495,000	660,000	825,000	990,000	1,155,000
3,000,000	180,000	360,000	540,000	720,000	900,000	1,080,000	1,260,000
3,250,000	195,000	390,000	585,000	780,000	975,000	1,170,000	1,365,000
3,500,000	210,000	420,000	630,000	840,000	1,050,000	1,260,000	1,470,000
3,750,000	225,000	450,000	675,000	900,000	1,125,000	1,350,000	1,575,000
4,000,000	240,000	480,000	720,000	960,000	1,200,000	1,440,000	1,680,000
4,250,000	255,000	510,000	765,000	1,020,000	1,275,000	1,530,000	1,785,000

Notes:
(1)
NOVA Chemicals' U.S. pension plan is a defined benefit plan. The benefit formula is 1.2% of the Final Average Earnings times the credited service. For years of service up to and including 2000, Final Average Earnings are the average of the highest 36 consecutive months of base salary in the last 10 years. Effective January 1, 2001, for senior U.S. executives, Final Average Earnings are calculated using base salary plus incentive compensation awards. Pension benefits for a single retiree is the whole life benefit as outlined above while a married retiree's benefit is a 50% joint and survivor benefit. Such benefit is provided by reducing the whole life benefit during the life time of the retiree in order to provide 50% of that reduced benefit to a surviving spouse.
(2)	Estimated credited years of service to December 31, 2004 for the NEOs who are members of the U.S. pension plan are:
Mr. Lipton	17.6 years
Mr. MacDonald	0.2 years
Mr. Pappas	16.5 years
Mr. Spiess	6.8 years
(3)	The calculations in the table include supplementary pension amounts described below.
(4)	Table shows benefit for a single employee at age 62 if the employee left NOVA Chemicals on December 31, 2004.

Supplementary Pension Agreements

        NOVA Chemicals' Canadian defined benefit pension option is subject to maximum annual benefit accruals of Cdn. $1,833.00 per year of credited service or to any greater maximum which may be provided for in the Income Tax Act from time to time. U.S. pension plan benefits are subject to a maximum annual benefit accrual based on annual compensation of U.S. $210,000, adjusted from time to time by the Internal Revenue Service. NOVA Chemicals has entered into pension agreements with certain officers and employees which provide for supplementary pension payments, computed with reference to the earned pension under NOVA Chemicals' pension plans. These supplementary payments would be above the maximum annual benefit accrual permitted by NOVA Chemicals' pension plans and, therefore, would not be deductible for income tax purposes by NOVA Chemicals until paid to the respective officer or employee. The aggregate supplementary pension payments would be generally equivalent to the benefit which is earned under NOVA Chemicals' pension plans without the maximum annual benefit described above.

        Mr. Lipton's employment contract provides that NOVA Chemicals make up any short-fall should the value of pension benefits provided through NOVA Chemicals and Mr. Lipton's previous employer be less than the value of pension benefits that Mr. Lipton would have received had he remained with his previous employer until retirement. In addition, Mr. Lipton has an agreement which provides that he receive two years' pensionable service for every year that he serves as CEO of NOVA Chemicals.

        Mr. Pappas' employment contract provides that NOVA Chemicals will recognize his 12 years of industry service prior to joining NOVA Chemicals for purposes of calculating pension benefits. In addition, if Mr. Pappas remains employed with NOVA Chemicals until the earlier of the date a change of control occurs and September 1, 2008, NOVA Chemicals will recognize an additional 10 years of service for purposes of calculating pension benefits.

Employment Contracts

        NOVA Chemicals and its subsidiaries have entered into employment contracts with each NEO. Details with respect to the compensation paid to each NEO are set out elsewhere in this Proxy Circular.

        The employment contracts provide for indefinite terms of service with each NEO. In the case of each NEO other than Mr. Poole, in the event of termination of his employment other than for Cause (as defined in the employment contract) or due to his Constructive Dismissal (as defined in the employment contract), each such NEO is entitled to be paid a lump sum payment, conditional upon his execution and delivery of a release. For each of Messrs. Lipton, MacDonald, Pappas and Spiess, the right to this lump sum payment terminates in the event of his death, resignation or retirement. Mr. Poole is entitled to a lump sum payment upon termination of his employment for any reason. For each NEO, these lump sum payments are based on: a) his base salary in effect at the time of termination, b) his Management Incentive Plan payment calculated at target, and c) his vehicle benefit allowance. In the case of Mr. Lipton, this lump sum amount equals 36 months of these payments. In the case of Mr. Poole, this lump sum amount equals 30 months of these payments. In the case of Messrs. MacDonald, Pappas and Spiess, this lump sum amount equals 24 months of these payments. In addition, each NEO receives continued medical, dental and life insurance coverage for a period equal to the period covered by his lump sum amount. Each NEO is also entitled to financial counseling and outplacement support.

        In addition, Mr. Lipton is entitled to limited annual use of the corporate airplane and the pension entitlement described above; see "Supplementary Pension Agreements". Mr. Pappas' agreement also provides that his industry service prior to joining NOVA Chemicals will be credited for pension purposes; see "Supplementary Pension Agreements".

        Each NEO has also agreed not to disclose or use for his own benefit Confidential Information (as defined in the employment contract), except as necessary to perform his duties to NOVA Chemicals or as required by law. Also, during his employment with NOVA Chemicals, no NEO may engage in or render services to a Competing Business (as defined in the employment contract), and for a one year period after termination of employment, no NEO may solicit customers, suppliers or employees to terminate their relationship with NOVA Chemicals.

        NOVA Chemicals has also entered into change of control agreements with each NEO to induce the executive officers to remain with NOVA Chemicals during the event of a change of control. The agreements provide that in the event of a change of control, and the involuntary termination or constructive dismissal of the NEO within two years of the change of control, the executive is entitled to receive salary, incentive compensation at target, pension accrual, benefits and other compensation for 36 months in the case of Mr. Lipton, 30 months in the case of Mr. Poole, and 24 months in the case of Messrs. MacDonald, Pappas and Spiess. In 2004, the Board of Directors amended these agreements to include a modified double trigger which provides that the executive officer may give notice of his intention to leave the company within 30 days after one year following the change of control and receive the change of control benefits. In addition, Mr. Pappas' agreement provides that, after a change of control, if he is not serving as the chief executive officer or does not reasonably believe he is a leading candidate to assume this office upon a future vacancy, he may receive his change of control benefits.

Indebtedness of Directors and Executive Officers

        The following tables set forth information relating to the indebtedness of all current and former directors and officers of NOVA Chemicals, and each associate of any such officer or director, as at February 16, 2005 and during fiscal year 2004.

AGGREGATE INDEBTEDNESS ($)
Purpose	To the Corporation or its Subsidiaries	To Another Entity

Share purchase	0	0

Other	550,000(1)	0

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS UNDER SECURITIES PURCHASE AND OTHER PROGRAMS
Name and Principal Position	Involvement of Corporation or Subsidiary	Largest Amount Outstanding During 2004 ($)	Amount Outstanding as at February 16, 2005 ($)	Financially Assisted Securities Purchases During 2004 (#)	Security for Indebtedness	Amount Forgiven During 2004 ($)

Securities Purchase Programs	—	0	0	0	—	0

Other Programs

C. D. Pappas Senior Vice President(1)	Lender	550,000	550,000	0	—	0

Note:
(1)
In July 2001 NOVA Chemicals loaned the amount of $550,000 to Mr. Pappas to assist in his relocation to Pittsburgh, Pennsylvania. The loan is unsecured, non-interest bearing and has a term to maturity of 5 years at which time the entire amount will become due. This loan was granted prior to the enactment of the SOX; accordingly it is not a prohibited loan under that act.

Compensation of Directors

        Directors who are not full time employees of NOVA Chemicals receive compensation in respect of their service as directors. NOVA Chemicals compensates directors according to the same philosophy used to compensate senior management. An annual survey is conducted to determine the median compensation for directors in similar companies in the North American chemical industry and NOVA Chemicals' total compensation for directors is set at the median value of those companies' total compensation.

        The total compensation for non-employee directors includes an annual retainer, attendance and travel fees, and equity based compensation which may include options, EAUs or RSUs. In 2004, non-employee directors received the following fees:

	U.S. residents	Canadian residents
Annual Retainer Fee(1)	$35,000	Cdn. $52,500
Additional Retainer Fee Paid to Committee Chairs(2)	$7,500	Cdn. $11,250
Attendance Fee for each Committee or Board Meeting Attended	$1,000	Cdn. $1,500
Travel Fee for
• travel outside of province or state	$1,000	Cdn. $1,500
• travel outside of country	$2,000	Cdn. $3,000
Notes:
(1)	Mr. Newall's annual retainer fee is Cdn. $150,000.
(2)	Mr. Newall is not paid the Additional Retainer Fee for chairing the Corporate Governance Committee. Instead he is paid Cdn. $3,000 for each Corporate Governance Committee meeting he chairs.

        Mr. Newall was paid a total fee of $163,200 by NOVA Chemicals for his duties as Chairman of the Board during 2004. In addition, NOVA Chemicals provided technical and office support services for Mr. Newall in 2004 valued at $139,100. Mr. Newall's primary responsibility is to facilitate the most effective governance of NOVA Chemicals by the Board of Directors. Mr. Newall is the Chairman of the Board and of the Corporate Governance Committee.

        In addition to the Board committees, Mr. Blumberg and Dr. Boer co-chair the Technical Advisory Committee and are each paid an attendance fee of $7,000 for Technical Advisory Committee meetings that they chair.

        For 2005, based on the directors' compensation survey, changes were made to non-employee directors' annual retainers and attendance fees. The annual retainer, other than for the Chairman of the Board, will be $40,000, and the attendance fee will be $1,500. The Chairman's annual retainer will be $138,500. All other fees will remain the same for 2005.

        The non-employee directors are eligible to participate in the Director Share Purchase Plan under which each participating director may elect to have some or all of his or her annual cash retainer and attendance and travel fees paid to a custodian at the end of each calendar quarter. The custodian uses the funds to purchase Common Shares in the open market on behalf of the participating director.

        The non-employee directors are also eligible to participate in a Director Deferred Share Unit Plan (the "Director DSUP"). Under the Director DSUP, non-employee directors may elect, on an annual basis, to receive all or a portion of their retainer, or attendance and travel fees for the upcoming year in DSUs economically equivalent to NOVA Chemicals' Common Share value. The amount of the fees that a director elects to have participate in the Director DSUP is converted to an equivalent number of DSUs based on the market value of NOVA Chemicals' Common Shares at a specified time (the average of the closing price for the Common Shares over five consecutive trading days preceding the end of each fiscal quarter in which the fees are earned). When a dividend is declared on Common Shares, the value of the dividend is added, as full or part units, to the Director DSU account (see page 14 for directors' DSU holdings). DSUs are not Common Shares and do not carry rights of Common Shares.

        A director must hold the DSUs until he or she is no longer a director or employee of NOVA Chemicals. At any time prior to the end of the year following the year in which a director separates from NOVA Chemicals, the director can elect to receive payment of his or her Director DSUP account. At such time, NOVA Chemicals will pay the director the value of the DSUs in the Director DSUP account less applicable withholding taxes.

        Non-employee directors are also eligible to receive equity based compensation. Under current policy, for each non-employee director, other than the Chairman, the value of this component of compensation is approximately equal to the difference between the total compensation paid to the median of the North American chemical comparator group and the director's annual retainer and meeting fees. The value of the Chairman's equity based compensation is equivalent to the difference between total compensation for non-executive chairmen of comparable companies and the Chairman's annual retainer and meeting fees. Non-employee directors may elect to receive their awards as options, EAUs or RSUs. Options entitle the non-employee director to purchase Common Shares at a price equal to the closing trading price for Common Shares on the TSX or the NYSE on the day on which the options were granted. EAUs and RSUs also allow non-employee directors to benefit from appreciation in the price of Common Shares. Upon redemption of an EAU, a director is paid, in cash, the difference between the closing prices of the Common Shares on the NYSE on the date of redemption and the date of grant, less applicable withholdings. RSUs are paid by the end of the year in which they vest, in cash or Common Shares purchased on the open market, less applicable withholdings.

        In February 2004, the non-employee directors were granted equity based compensation as follows:

	Options (Exercise Price Cdn. $36.55)	EAUs (Exercise Value U.S. $27.90)	RSUs
J. A. Blumberg	Nil	5,500	Nil
F. P. Boer	Nil	2,750	1,031
J. Bougie	Nil	Nil	2,061
J. V. Creighton	Nil	Nil	2,061
R. E. Dineen	Nil	2,750	1,031
L. Y. Fortier	Nil	Nil	2,061
K. L. Hawkins	2,750	Nil	1,031
A. M. Ludwick	5,500	Nil	Nil
J. E. Newall	Nil	Nil	2,061
J. M. Stanford	5,500	Nil	Nil

        In February 2005, the non-employee directors were granted equity based compensation as follows:

	Options (Exercise Price Cdn. $58.24/U.S. $47.00)	RSUs
J. A. Blumberg	Nil	1,490
F. P. Boer	2,000	745
J. Bougie	Nil	1,490
J. V. Creighton	Nil	1,490
R. E. Dineen	3,950	Nil
L. Y. Fortier	Nil	1,490
K. L. Hawkins	3,950	Nil
A. M. Ludwick	Nil	1,490
J. E. Newall	Nil	1,490
J. M. Stanford	3,950	Nil

Securities Authorized for Issuance Under Equity Compensation Plans

        The following table sets forth information as at December 31, 2004 relating to NOVA Chemicals' Option Plan, the only equity compensation plan maintained by NOVA Chemicals pursuant to which equity securities are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)

Equity compensation plans approved by securityholders	5,849,131	$27.9515	2,720,751

Equity compensation plans not approved by securityholders	—	—	—

Total	5,849,131	$27.9515	2,720,751

        NOVA Chemicals is required to disclose any significant differences in its corporate governance practice from the NYSE rules that do not apply to it because it is a foreign private issuer. Section 303A.08 of the NYSE's Listed Company Manual requires shareholder approval of all equity compensation plans and material revisions. The definition of "equity compensation plans" covers plans that provide for the delivery of newly issued securities, as well as plans which rely on securities reacquired on the market by the issuing company for the purpose of redistribution to employees and directors. The TSX rules do not require shareholder approval for equity compensation plans that do not involve the issuance or potential issuance of securities from treasury. New plans involving the issuance or potential issuance of securities from treasury require shareholder approval and must have a maximum number of securities issuable, either as a fixed number or fixed percentage of the issuer's outstanding securities. Such plans are also subject to shareholder approval every three years' unless there is a fixed maximum number of securities issuable. Where an existing plan provides for a procedure for amendments, shareholder approval may not be required for amendments under TSX rules except in certain limited circumstances.

Total Return Performance

        The following graph demonstrates a five calendar year comparison of cumulative total return (assuming reinvestment of dividends) performance based upon an initial investment of Cdn. $100 invested on December 31, 1999 in Common Shares as compared with the S&P/TSX Composite Index.

Note:
(1)	The closing price for NOVA Chemicals Common Shares on the TSX on December 31, 2004 was Cdn. $56.70 and on February 16, 2005 was Cdn. $58.24.

REPORT OF THE AUDIT, FINANCE AND RISK COMMITTEE

        The Audit, Finance and Risk Committee ("AFR Committee") is composed of Messrs. Hawkins (Chairman), Bougie, Dineen and Ludwick. The AFR Committee is governed by a mandate, a copy of which is attached as Annex 2 to this Proxy Circular and which can also be accessed at www.novachemicals.com. NOVA Chemicals has also adopted a Code of Ethics for the CEO and senior financial officers, including the CFO, which can be accessed at www.novachemicals.com. All of the AFR Committee members are "independent" as that term is defined by the CSA's Multilateral Instrument 52-110 — Audit Committees ("Multilateral Instrument 52-110"), the SEC and the NYSE listing standards. All members are considered to be "financially literate" for purposes of Multilateral Instrument 52-110, and Mr. Ludwick is considered an "audit committee financial expert" as defined by the SEC. No member of the AFR Committee serves on the audit committees of more than two other public companies.

        The AFR Committee assists the Board in fulfilling its oversight responsibilities relating to: the integrity of the Corporation's financial statements; the financial reporting process; the systems of internal accounting and financial controls; the external auditor's qualifications and independence; the performance of the internal and external auditors; risk management processes; pension and savings plans; and compliance by the Corporation with ethics policies and legal and regulatory requirements. In fulfilling its oversight responsibilities, the AFR Committee reviewed the audited financial statements with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The AFR Committee reviewed with Ernst & Young LLP, the independent auditors, their judgments as to the quality, not just the acceptability, of NOVA Chemicals' accounting principles and such other matters as are required to be discussed with the AFR Committee under generally accepted auditing standards, including the matters to be discussed by Statements of Auditing Standards No. 61. In addition, the AFR Committee has discussed with the independent auditors the auditors' independence from management and NOVA Chemicals including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 and concluded that Ernst & Young LLP is independent in accordance with this standard and the Canadian standards for auditor independence.

        The AFR Committee discussed with NOVA Chemicals' internal and independent auditors the overall scope and plans for their respective audits. The AFR Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of NOVA Chemicals' internal controls, and the overall quality of NOVA Chemicals' financial reporting.

        In reliance on the reviews and discussions referred to above, the AFR Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 40-F for the year ended December 31, 2004 for filing with the SEC.

BY THE AUDIT, FINANCE AND RISK COMMITTEE
K.L. Hawkins (Chairman) J. Bougie	R.E. Dineen A.M. Ludwick

        The above report of the AFR Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Circular into any filing under the U.S. Securities Act of 1933 or the U.S. Securities Exchange Act of 1934, except to the extent that NOVA Chemicals specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Fees Billed by Ernst & Young LLP

        The following fees were billed to NOVA Chemicals by Ernst & Young LLP and approved by the Board of Directors during the prior two years:

	2004	2003
Audit Fees	$2,928,383	$1,629,494
Audit-Related Fees	290,750	220,462
Tax Fees	2,331,567	2,022,112
All Other Fees	975	5,230

Total Fees	$5,551,675	$3,877,298

        Audit fees include fees for the audit of the consolidated financial statements of NOVA Chemicals, the external auditor's reporting on the effectiveness of internal controls over financial reporting, statutory audits of subsidiaries, review of quarterly reports, provision of consent letters and comfort letters in connection with certain regulatory matters, review of prospectuses and French translation of the consolidated financial statements. Fee amounts are based on invoices relating to the 2004 year end audit that have been received and those expected to be billed.

        Audit-related fees include fees for services which are related to the audit of the consolidated financial statements. These services include the audit of financial statements for NOVA Chemicals' pension plans and non-statutory audits of subsidiaries and affiliates, and consultation on accounting and disclosure matters.

        Tax fees include fees for the preparation of income tax returns, value-added tax returns, and customs filings for NOVA Chemicals and its subsidiaries, preparation of income tax returns and provision of tax advice to expatriate employees, and advice on tax-related matters.

        All other fees consisted primarily of online data base services.

Additional Information Relating to the Audit, Finance and Risk Committee

        As noted above, the AFR Committee is composed of Messrs. Hawkins, Bougie, Dineen and Ludwick. Mr. Hawkins, Chairman of the AFR Committee, graduated from North Dakota State University with a degree in business economics. He is currently the President of Cargill Limited and Chief Executive Officer of its Canadian Operations. In his capacity at Cargill Limited, Mr. Hawkins has supervisory responsibility for the finance function. Mr. Bougie graduated from the University of Montreal with a law degree and with a degree in business administration. Mr. Bougie is the past President and Chief Executive Officer of Alcan Inc. In his capacity at Alcan, Mr. Bougie had supervisory responsibility for the finance function. Mr. Dineen graduated cum laude from Syracuse University with an L.L.B. and from Brown University with a B.A. He is a senior partner with the law firm of Shearman & Sterling and has extensive expertise in public finance transactions and specializes in U.S. and international private banking and financial transactions. Mr. Ludwick graduated from the University of Manitoba with a B.A., was a member of the Institute of Chartered Accountants of Manitoba from 1962-2000, and earned his M.B.A. from the Harvard University Graduate School of Business Administration. Mr. Ludwick is the retired President, Chief Executive Officer and Deputy Chairman of Claridge, Inc.

        The Board approves, on the recommendation of the AFR Committee, all fees paid to the external auditors in respect of audit services. In addition, in accordance with applicable rules regarding audit committees, including Multilateral Instrument 52-110, the AFR Committee reviews and approves (in advance) the scope and related fees for all non-audit services which are to be provided by the external auditors. In considering whether to approve non-audit services, the AFR Committee considers whether the provision of these non-audit services may impact the objectivity and independence of the external auditor and, in respect of non-audit services provided by Ernst & Young LLP in 2004, the AFR Committee has concluded that it does not.

        During the period from January 2001 to June 2004, associated entities of Ernst & Young LLP performed tax calculations and tax preparation services for certain of the Corporation's subsidiaries in Singapore and Beijing for fees aggregating approximately $58,000 over the period, $8,000 of which was incurred in 2004. Ernst & Young LLP disclosed that, in the course of providing these services, its affiliate in Beijing held tax related funds of the subsidiary and paid such funds to the applicable tax authorities in settlement of the relevant taxes. Having custody of the assets of an audit client is not permitted under the auditor independence rules. Ernst & Young LLP ceased providing these services to NOVA Chemicals in mid-2004.

        The AFR Committee and Ernst & Young LLP have considered the impact that the holding and paying of these funds may have had on Ernst & Young LLP's independence with respect to NOVA Chemicals, and each has concluded that there has been no impairment of Ernst & Young LLP's independence. In making this determination, the AFR Committee considered the administrative nature of the actions, that the subsidiaries involved were not material to the consolidated financial statement of the Corporation and that neither the amount of associated fees received by Ernst & Young LLP nor the amount of funds involved was significant. In addition, Ernst & Young LLP has informed NOVA Chemicals that none of its personnel involved in providing these tax services performed any audit or audit-related services for NOVA Chemicals.

SHAREHOLDER PROPOSALS

        Shareholder proposals to be considered at the 2006 annual meeting of shareholders of NOVA Chemicals must be received at the registered office of NOVA Chemicals no later than December 1, 2005 to be included in the proxy circular and form of proxy for such annual meeting.

ADDITIONAL INFORMATION

        Additional information relating to NOVA Chemicals, including its Annual Information Form dated March 1, 2005 for the fiscal year ended December 31, 2004, is filed with Canadian securities administrators. Financial information is provided in NOVA Chemicals' consolidated financial statements and related Management's Discussion and Analysis ("MD&A") for 2004. This information can be accessed through the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com. Copies of NOVA Chemicals' financial statements and MD&A may also be accessed at www.novachemicals.com and obtained by any person without charge by writing to NOVA Chemicals to the attention of its Corporate Secretary, P.O. Box 2518, Postal Station M, Calgary, Alberta T2P 5C6.

        Copies of Board and Committee mandates and other corporate governance documents are available at www.novachemicals.com. In addition, the Board of Directors Mandate is attached to this Proxy Circular as Annex 1, and the Audit, Finance and Risk Committee Mandate is attached as Annex 2.

APPROVAL OF THE BOARD OF DIRECTORS

        The contents and the sending of this Proxy Circular have been approved by the Board of Directors of NOVA Chemicals.

By Order of the Board of Directors

JEFFREY M. LIPTON President and Chief Executive Officer

February 16, 2005

ANNEX 1

BOARD OF DIRECTORS MANDATE

1.	The Board of Directors

The Board is committed to promoting an environment of corporate responsibility and ethical values with respect to NOVA Chemicals Corporation (the "Company"). In this endeavor, the Company refers to the standards embodied in the corporate governance guidelines and requirements under applicable legislation and stock exchange rules, including the Toronto Stock Exchange and the New York Stock Exchange.

The Board is elected by the shareholders and is responsible for the stewardship of the business and affairs of the Company. The Board seeks to discharge such responsibility by reviewing, discussing and approving the Company's strategic planning and organizational structure, and supervising management to oversee that the strategic planning and organizational structure enhance and preserve the business and underlying values of the Company.

Although directors may be elected by the shareholders to bring special expertise or a point of view to Board deliberations, they are not chosen to represent a particular constituency. The best interests of the Company must be paramount at all times.

The Board discharges its responsibility for overseeing the management of the Company's business by delegating to the Company's senior officers the responsibility for day-to-day management of the Company. The Board discharges its responsibilities both directly and through its committees. The Board's primary roles are overseeing corporate performance and providing quality, depth and continuity of management to meet the Company's strategic objectives.
2.	Board Composition
a. General Considerations
	Ultimate Authority	a)
The Board will respond to recommendations received from its committees, but retains responsibility for managing its own affairs by giving its approval for its composition and size, the selection of the Chair of the Board, candidates nominated for election to the Board, committee and committee chair appointments, committee mandates and director compensation, and assessing the effectiveness of the Board, its committees and directors.
	Delegation of Authority	b)
The Board may delegate to its committees matters it is responsible for, including the approval of compensation of the Board and management, the conduct of performance evaluations and oversight of internal controls systems, but the Board retains its oversight function and ultimate responsibility for these matters and all other delegated responsibilities.
b. Size
Fixed by Resolution
Subject to the Company's Articles of Continuance and Bylaws, the Board will fix from time to time by resolution the number of directors, guided by the recommendation of the Corporate Governance Committee.
c. The Chair of the Board
Appointment and Responsibility
The Board shall appoint annually a Chair from the members of the Board. The Chair of the Board shall be responsible for the organization and efficient operation of the Board and its committees. The Chair will ensure effective communication between the Board and management, particularly with regard to the Director of Internal Audit and the Corporate Secretary.

d. Committees
Standing and Ad Hoc Committees	a)
The Board has established four standing committees — the Corporate Governance Committee; the Audit, Finance, and Risk Committee; the Human Resources Committee; and the Public Policy and Responsible Care Committee. In addition to these regular committees, the Board may appoint ad hoc committees periodically. The members of the standing committees are recommended annually to the Board by the Corporate Governance Committee.
Committee Composition	b)
Each of the committees shall be composed of members of the Board recommended by the Corporate Governance Committee, having regard to the needs of each committee, the expertise of individual members of the Board, and any applicable legislation and stock exchange rules. The Audit, Finance and Risk Committee shall be composed entirely of independent directors, each of whom shall be financially literate, with at least one member having accounting or related financial experience.
The Corporate Governance Committee		i)
The Corporate Governance Committee is generally responsible for the composition, compensation and governance of the Board and recommending to the Board nominees for election or appointment to the Board and its committees. The Committee is also responsible for developing the Company's approach to corporate governance. In addition, this Committee is responsible for maintaining an effective working relationship between the Board and management.
The Audit, Finance and Risk Committee		ii)
The Audit, Finance and Risk Committee is generally responsible for reviewing and inquiring into matters affecting the integrity and performance of the Company's financial reporting, the system of internal accounting and financial controls and procedures, and financial audit procedures and plans; overseeing the Company's policies and practices relating to corporate compliance and risk management strategies; recommending to the Board the appointment and remuneration of the external auditors and approving the mandate and appointment of internal auditors; and reviewing with management and reporting to the Board annually on the Company's financing plans and objectives.
The Human Resources Committee		iii)
The Human Resources Committee is generally responsible for overseeing the Company's policies and practices with respect to its human resources; reviewing recommendations for the appointment of persons to senior executive positions; considering terms of employment, including succession planning and matters of compensation; recommending to the Board the goals and objectives used to determine executive leadership compensation; and, evaluating the executive leadership team's performance and making recommendations to the Board with respect to any incentive compensation plans and equity-based compensation plans including stock option plans, share savings plans, share purchase plans and any other incentive compensation plans involving the issuance of securities of the Company and the administration of such plans.
The Public Policy and Responsible Care Committee		iv)
The Public Policy and Responsible Care Committee is generally responsible for overseeing the Company's policies and practices relating to its Responsible Care audit and the environment, occupational health and safety, communications, corporate contributions, public policy matters and the Company's relationship with all of its stakeholders.

e. Committee Mandates
Necessity	a)	Each committee shall have a written mandate reviewed and recommended to the Board by the Corporate Governance Committee.
Requirements	b)	Each mandate shall address:
		i)	the committee's purpose and responsibility;
		ii)	committee membership qualifications;
		iii)	structure and operation;
		iv)	appointment and removal procedures;
		v)	reporting procedures;
		vi)	provide for an annual performance evaluation of the committee;
		vii)	the role of the Chairman of the Committee; and
		viii)	other requirements set forth under applicable legislation and stock exchange rules, as the Board considers appropriate.
f. Director Independence
Board Independence	a)	At least a majority of the Board shall consist of independent directors.
Annual Evaluation	b)	Director independence shall be evaluated annually by the Corporate Governance Committee and the Board with regard to applicable legislation and stock exchange rules.
g. Method of Determining Independence
Determination	a)
The Corporate Governance Committee is responsible for reviewing and evaluating annually the relevant facts, circumstances and relationships of all current and potential directors, and to make its recommendation to the full Board. The full Board will determine, as to each director, whether relationships exist which could reasonably interfere with the exercise of a member's independent judgment.
h. Director Qualifications
Recommendation	a)
The Corporate Governance Committee shall review annually the suitability of candidates for election (or re-election) or appointment as directors and submit its recommendations to the full Board for approval.
Qualifications	b)
The Corporate Governance Committee shall consider such factors as are set forth in the Corporate Governance Committee's mandate and the Company's Bylaws when reviewing candidates for the Board, and shall take into account the individual qualifications and considerations relating to the needs of the Board.
Other Directorships	c)
The Board does not limit the number of other public company boards on which a director may serve. However, the Corporate Governance Committee shall consider the number of boards on which a director serves in making its recommendations. Directors are encouraged to limit the number of other public company boards to take into account their time and effectiveness and are expected to advise the Chair of the Corporate Governance Committee in advance of serving on another board.

i. Director Orientation and Training
	New Director Orientation	a)
New directors shall receive training regarding the nature and operation of the Company, including its core policies, the role of the Board and its committees, and the duties and responsibilities of directors. In addition, new directors shall be provided opportunities for meetings and discussions with management and other directors.
	Continuing Education	b)
Directors are encouraged to participate in continuing education to maintain the skill and knowledge necessary to meet their duties and responsibilities as directors, in addition to relevant training in committee-specific areas.
j. Director Compensation
	Periodic Review	a)
The Corporate Governance Committee will review periodically the director compensation plan, satisfying itself of both the plan's competitiveness and administration, and recommend changes to the full Board, if appropriate.
	Share Ownership	b)
It is the policy of the Company that a portion of director compensation shall be composed of equity based compensation. The Board shall periodically review its share ownership guidelines for directors.
3.	Board Meetings
a. General
	Frequency	a)	The Board will generally have at least 5 regularly scheduled meetings annually and hold additional special meetings as the Board deems necessary.
	Agenda	b)	The Chair of the Board, taking into account the suggestions of other directors and the Chief Executive Officer, will set the agenda for each Board meeting.
b. Attendance and Review of Materials
	Time and Attention	a)
Directors are expected to devote sufficient time and attention to the discharge of their duties and responsibilities; shall make themselves available for periodic updates and briefings with management; and shall ensure that other commitments do not interfere in the discharge of their responsibilities to the Company and its shareholders.
	Preparation, Attendance and Engagement	b)
Directors are expected to prepare for (by reviewing materials distributed in advance of meetings, or otherwise), attend, and actively engage in all meetings of the Board and the committees of which the director is a member.
c. Director Access to Management, Employees and Independent Advisors
	Access to Management and Employees	a)	The Board and its committees shall have access to all members of management and Company employees.
	Access to Independent Advisors	b)
The Board and its committees may retain any independent advisor, such as legal counsel and independent accountants, as the Board or committee deems necessary and appropriate to discharge its responsibilities, at the Company's expense.
	Attendance and Participation of Management	c)	At the invitation of the Board, senior management are encouraged to attend, and, where requested, assist in the discussion and examination of matters before the Board.

d. Executive Sessions of Non-management Directors
Executive Sessions
In addition to any Board meeting convened in accordance with the Company's Bylaws, to ensure a commitment to open communication, non-management members of the Board will meet in regularly scheduled executive sessions. The Chair of the Board shall preside over each executive session.
4.	Board Duties and Responsibilities
a. Appointment of Management
	Appointment of Senior Management	a)
The Board, with the assistance of its committees, is responsible for approving the appointment of the Chief Executive Officer and all other senior management, and the development of a position description for the Chief Executive Officer, and other members of senior management, as appropriate. The Board shall also develop or approve the corporate goals and objectives that the Chief Executive Officer is responsible for meeting.
	Management Compensation	b)	The Board, with the assistance of its committees, is responsible for reviewing and approving the compensation of the Chief Executive Officer and all other members of senior management.
	Integrity	c)
To the extent feasible, the Board shall assure itself of the integrity of the Company's Chief Executive Officer and other members of senior management, and that such individuals create a culture of integrity throughout the Company.
	Succession Planning	d)
The Board, with the assistance of the Human Resources Committee, is responsible for matters of both short-term and long-term management succession, including, but not limited to, policies and principles for the selection, training and performance review of the Chief Executive Officer and other members of senior management.
	Delegation of Authority	e)
The Board may from time to time delegate to senior management the authority to enter into certain types of transactions, including financial transactions, subject to specified limits. Investments and other expenditures above the specified limits, and material transactions outside the ordinary course of business, are reviewed by and are subject to the prior approval of the Board.
b. Strategic Planning and Risk Management
	Company Mission	a)	The Board has oversight responsibility to participate directly, and through its committees, in reviewing, discussing and approving the mission of the Company and its objectives and goals.
	Business, Financial and Strategic Plans	b)	The Board is responsible, on at least an annual basis, for reviewing the business, financial and strategic plans by which it is proposed that the Company may reach its objectives and goals.
	Monitoring Progress	c)
The Board is responsible for adopting processes for monitoring the Company's progress toward its strategic and operational goals, revising and altering its direction to management in light of changing circumstances affecting the Company, and taking action when Company performance falls short of its goals or other special circumstances warrant.

Material Transactions	d)
The Board is responsible for reviewing and approving material transactions outside the ordinary course of business and those matters which the Board is required to approve under the Company's governing statute, including the payment of dividends, purchase and redemptions of securities, acquisitions and dispositions of material capital assets and material capital expenditures.
Board Guidance	e)	The Board is responsible for providing input to management on emerging trends and issues and on strategic plans, objectives and goals that management develops.
Risk Management	f)
The Board is responsible for the identification of the principal risks of the Company's business, including strategic, financial, operational and reputation risks, and ensuring the implementation of appropriate systems to effectively monitor and manage such risks with a view to the long-term viability of the Company.
The Board will endeavor in good faith and in its business judgment to achieve a proper balance between the risks incurred and the potential return to the Company's shareholders.
c. Monitoring of Financial Performance and Other Financial Reporting Matters
Internal Controls	a)	The Board is responsible for taking reasonable steps to ensure the implementation and integrity of the Company's internal control and management information systems.
Approval of Financial Statements	b)
The Board is responsible for approving the audited financial statements, interim financial statements and the notes and Management's Discussion and Analysis accompanying such financial statements. Approval of interim financial statements and Management's Discussion and Analysis accompanying such financial statements may be delegated to the Audit, Finance and Risk Committee.
d. Policies and Procedures
Corporate Compliance	a)	The Board is responsible for:
		i)	approving and monitoring compliance with all significant policies and procedures by which the Company is operated; and
		ii)	approving policies and procedures designed to ensure that the Company operates at all times within applicable laws and regulations.
Codes of Business Conduct and Ethics	b)
The Board is responsible for establishing, and monitoring compliance with, a Code of Business Conduct and Ethics to which all directors, management and employees of the Company are familiar with and subject to.

The Code of Business Conduct and Ethics shall address the following: conflicts of interest; corporate opportunities; confidentiality; fair dealing; protection and proper use of company assets; compliance with laws, rules and regulations; and encourage the reporting of any illegal or unethical behavior.

Waivers	c)
The Board believes that compliance with the Codes of Business Conduct and Ethics is an essential component of its governance oversight. However, the Board recognizes that there may be situations where circumstances may permit variance from the strict terms of such codes. To the extent the Board determines it is reasonable and appropriate, it may grant a waiver from the codes. Such authority may not be delegated to the management of the Company.
e. Assessing the performance of the Board, Committees, and Individual Directors
Annual Evaluation
The Board, its committees and each individual director will evaluate annually the overall effectiveness of their performance and contribution, the quality of the relationship between the Board and management, and the quality and adequacy of information provided to the Board on strategic and significant issues.
f. Communications and Reporting
Communications Plan	a)
The Board has approved and will revise from time to time as circumstances warrant a communications plan to address communications with shareholders, employees, financial analysts, governments and regulatory authorities, the media and the Canadian and international communities.
Reporting	b)	The Board is responsible for:
		i)	Overseeing the accurate reporting of the financial performance of the Company to shareholders, other security holders and regulators on a timely and regular basis;
		ii)	Overseeing that the financial results are reported fairly and in accordance with generally accepted accounting standards and related legal disclosure requirements;
		iii)	Taking steps to enhance the timely disclosure of any other developments that have a significant and material impact on the Company;
		iv)	Reporting annually to shareholders on its stewardship for the preceding year; and
		v)	Overseeing the Company's implementation of systems which accommodate feedback from shareholders.

ANNEX 2

AUDIT, FINANCE AND RISK COMMITTEE MANDATE

Creation

Pursuant to Article Three of the General By-law of NOVA Chemicals Corporation (the "Corporation"), a committee of the directors to be known as the "Audit, Finance and Risk Committee" (the "Committee") is established.
Purpose

The Committee is appointed by the Board to assist the Board in fulfilling its oversight responsibility relating to: the integrity of the Corporation's financial statements; the financial reporting process; the systems of internal accounting and financial controls; the external auditor's qualifications and independence; the performance of the internal and external auditors; risk management processes; pension and savings plans; and compliance by the Corporation with ethics policies and legal and regulatory requirements.
Committee Membership
Composition of the Committee	a)	The Committee must be composed of a minimum of four directors, none of whom may be an officer of the Corporation;
Appointment and Term of Members	b)
The members of the Committee must be appointed or reappointed at the organizational meeting of the Board immediately following each Annual Meeting of the shareholders of the Corporation. Each member of the Committee continues to be a Committee member until a successor is appointed, unless he or she resigns or is removed by the Board or ceases to be a director of the Corporation. Where a vacancy occurs at any time in the membership of the Committee, it may be filled by the Board and shall be filled by the Board if the membership of the Committee is less than four directors as a result of the vacancy;
Financial Literacy	c)
Each member of the Committee must be financially literate, as the Board interprets such qualification in its business judgment, or must become financially literate within a reasonable period of time after appointment to the Committee. At least one member of the Committee shall have accounting or related financial management expertise as the Board interprets such qualification in its business judgment;
Independence	d)
Each member of the Committee shall be "independent" as defined in the applicable existing listing standards, provided that the Board may appoint one non-independent member to the Committee, if the Board determines, in its business judgment, that it is in the best interests of the Corporation and its shareholders to appoint such non-independent member;
Appointment of Chairman and Secretary	e)
The Board or, if it does not do so, the members of the Committee, must appoint one of their members as a Chairman. If the Chairman of the Committee is not present at any meeting of the Committee, the Chairman of the meeting must be chosen by the Committee from the Committee members present. The Chairman presiding at any meeting of the Committee has a deciding vote in case of deadlock. The Committee must also appoint a Secretary who need not be a director;

Use of Outside Experts	f)
Where Committee members believe that, to properly discharge their fiduciary obligations to the Corporation, it is necessary to obtain the advice of independent legal, accounting, or other experts, the Chairman shall, at the request of the Committee, engage the necessary experts at the Corporation's expense. The Board must be kept apprised of both the selection of the experts and the experts' findings through the Committee's regular reports to the Board;
Meetings
Time, Place and Procedure of Meetings	a)	The time, place and procedure of Committee meetings shall be determined by Committee members, provided that:
Quorum		i)	a quorum for meetings must be two members, present in person or by telephone or other telecommunication device that permits all persons participating in the meeting to communicate with each other;
Quarterly Meetings		ii)	the Committee must meet at least quarterly;
Notice of Meetings		iii)
notice of the time and place of every meeting must be given in writing or by facsimile to each member of the Committee, the internal auditors and the external auditors of the Corporation at least 24 hours prior to the Committee meeting;
Waiver of Notice		iv)
a member may waive notice of a meeting, and attendance at the meeting is a waiver of notice of the meeting, except where a member attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called;
Attendance of External Auditors		v)	the external auditors are entitled to attend each meeting at the Corporation's expense;
Calling a Meeting		vi)
a meeting of the Committee may be called by the Secretary of the Committee on the direction of the Chairman or Chief Executive Officer of the Corporation, by any member of the Committee, the external auditors or internal auditors;
Committee Determines Attendees		vii)
notwithstanding the provisions of this paragraph, the Committee has the right to request any officer or employee of the Corporation or the Corporation's outside counsel or external auditor to be present or not present at any part of the Committee meeting; and
Reports to the Board	b)	The Committee shall make regular reports to the Board.
Duties and Responsibilities of the Committee
1.	Financial Statements and Disclosure
Annual Report and Disclosures*	a)
Review and discuss with management, the external auditor and recommend for approval by the Board, the Corporation's annual report, annual information form (including the audited annual financial statements and disclosures made in management's discussion and analysis), Management Information Circular (including the report of the Committee), any reports on adequacy of internal controls, all financial statements in prospectuses or other offering documents, and any financial statements required by regulatory authorities;

	Prospectuses*	b)
Review and discuss with management and the external auditor, and recommend for approval by the Board, any prospectuses, but excluding any prospectus supplements issued under a shelf prospectus of the Corporation, and any pricing supplements issued under a medium term note prospectus supplement of the Corporation;
	Quarterly Interim Reports and Disclosures	c)
Review and discuss with management and the external auditor the Corporation's interim reports, including the quarterly financial statements and press releases on quarterly and year end financial results, prior to public release;
	Accounting Policies and Estimates	d)
Review and approve all accounting policies that would have a significant effect on the Corporation's financial statements, and any changes to such policies. This review will include a discussion with management and the external auditor concerning:
			i)	any areas of management judgment and estimates that may have a critical effect on the financial statements;
			ii)	the effect of using alternative accounting treatments which are acceptable under Canadian and US GAAP;
			iii)	the appropriateness, acceptability, and quality of the Corporation's accounting policies; and
			iv)	any material written communication between the external auditor and management, such as the annual management letter and the schedule of unadjusted differences;
	Financial Information and Earnings Guidance	e)
Discuss with management the use of "pro forma" or "adjusted non-GAAP information" in the Corporation's press releases, as well as approval in principle of the process to provide financial information and earnings guidance to analysts and rating agencies;
	Regulatory and Accounting Initiatives	f)	Discuss with management and the external auditor the effect of regulatory and accounting initiatives as well as the use of off-balance sheet structures on the Corporation's financial statements;
	Litigation	g)
Discuss with the Corporation's General Counsel any litigation, claim or other contingency (including tax assessments), that could have a material effect on the financial position or operating results of the Corporation, and the manner in which these matters have been disclosed in the financial statements;
	Financing Plans	h)	Review the financing plans and objectives of the Corporation, as received from and discussed with management;
2.	Risk Management and Internal Control
	Risk Management Policies*	a)	Review and recommend for approval by the Board changes considered advisable, after consultation with officers of the Corporation, to the Corporation's policies relating to:
			i)	the risks inherent in the Corporation's businesses, facilities and strategic direction;
			ii)	the overall risk management strategies (including insurance coverage);
			iii)	the risk retention philosophy and the resulting uninsured exposure of the Corporation; and

			iv)	the loss prevention policies, risk management and hedging programs, and standards and accountabilities of the Corporation in the context of competitive and operational considerations;
	Adequacy of Internal Controls	b)
Review at least quarterly, the results of management's evaluation of the adequacy and effectiveness of internal controls within the Corporation in connection with the certifications signed by the CEO and CFO. Management's evaluation will include a review of:
i)
policies and procedures to ensure completeness and accuracy of information disclosed in the quarterly and annual reports, to prevent earnings management and detect financial statement misstatements due to fraud and error; and
ii)
internal control recommendations of the internal and external auditors, including any special steps taken to address material control deficiencies and any fraud, whether or not material, that involves management or other employees who have a significant role in the Corporation's internal controls;
	Risk Management Processes	c)	Review with management at least annually the Corporation's processes to identify, monitor, evaluate, and address important enterprise-wide business risks;
	Financial Risk Management	d)	Review with management activity related to management of financial risks to the Corporation;
3.	External Auditors
	Appointment and Remuneration of	a)	Review and recommend to the Board in accordance with the ultimate authority and responsibility of the Committee and the Board,
	External Auditors*		i)	the selection, evaluation, reappointment or, where appropriate, replacement of external auditors;
			ii)	the nomination and remuneration (including non-audit fees) of external auditors to be appointed at each Annual Meeting of Shareholders;
		b)	Resolve any disagreements between management and the external auditor regarding financial reporting;
		c)	The external auditors shall report directly to the Committee;
	Independence of External Auditors	d)	Review a formal written statement requested at least annually from the external auditor describing:
			i)	the firm's internal quality control procedures;
ii)
any material issues raised by the most recent internal quality control review, peer review of the firm or any investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm;
			iii)	any steps taken to deal with any such issues; and
			iv)	all relationships between the external auditors and the Corporation;

The Committee will actively engage in a dialogue with the external auditor with respect to whether the firm's quality controls are adequate, and whether any of the disclosed relationships or non-audit services may impact the objectivity and independence of the external auditor. The Committee shall present its conclusion with respect to the independence of the external auditor to the Board;
	Rotation of Senior Audit Partner	e)	Ensure the rotation of senior audit personnel who have primary responsibility for the audit work, as required by law;
	Remuneration of External Auditors	f)
Review and approve (in advance) the scope and related fees for all auditing services and non-audit services permitted by regulation which are to be provided by the external auditor for non-audit services which are approved by the Committee prior to completion of the audit;

The Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Committee at its next scheduled meeting;
	Restrictions on Hiring Employees of External Auditor	g)
Ensure the establishment of policies relating to the Corporation's hiring of employees or former employees of the external auditor, if such individuals have participated in the audit of the Corporation, as required by law;
	Meeting with Auditors and Management	h)
The Committee should meet with the external and internal auditors without management present and discuss any issues related to performance of the audit work, any restrictions, and any significant disagreement with management. The Committee should also meet separately with management to discuss any issues raised by the auditors;
4.	Internal Audit
	Mandate and Appointment of Internal Audit	a)	i)	review and approve the mandate of the internal audit function including internal audit's purpose, authority, and responsibility,
			ii)	approve whether the internal audit activity should be outsourced and if outsourced approve the supplier, and
			iii)	review the appointment and replacement of the senior internal audit executive, if there is no outsourced provider;
	Internal Audit Plans	b)
Review and approve the annual Internal Audit Plan and objectives, the degree of coordination with the external auditor, and the extent to which the planned audit scope can be relied upon to detect weaknesses in internal controls, fraud, and other illegal acts;
	Internal Audit Responsibilities	c)	Discuss with management and the external auditor the internal audit department's responsibilities, budget, and staffing and any recommended changes in the scope of internal audit;
	Audit Findings and Recommendations	d)	Review the significant control issues identified in internal audit reports issued to management and the responses and actions taken by management to address weaknesses in controls;

5.	Pension and Savings Plans
	Statements of Pension Investment Policy and Procedures	a)	Review and approve the Corporation's Statement of Investment Principles and Beliefs, and the Statements of Investment Procedures;
	Pension Funding	b)	Approve funding decisions for the retirement plans in accordance with actuarial reports and legal requirements in the applicable jurisdictions;
	Amendments to Plans for Changes in Benefit Levels	c)	Review and approve amendments to savings and retirement plans for changes in benefits provided under the plans, other than administrative or legislative changes;
	Appointment of Auditors, Actuaries, and Investment Managers	d)
Approve the recommendations of the officers of the Corporation regarding the reappointment or appointment of auditors and recommendations of the Pension and Savings Plan Committees regarding appointment of investment managers and actuaries of the savings plans and retirement plans, as appropriate;
	Savings and Retirement Plan Financial Statements	e)
Receive confirmation from management that the annual financial statements of the savings plans, retirement plans, and related trust funds, have been prepared and filed as required by applicable regulations;
	Pension and Savings Plans Committees Reports*	f)	Review and recommend for approval by the Board, the annual Pension Committee Reports on the operation and administration of savings and retirement plans and trust funds;
	Mandates of the Pension and Savings Plan Committees and Appointment of Members	g)
Review and approve the mandates of the Pension and Savings Plans Committees (to be approved jointly with the Human Resources Committee of the Board), any amendments thereto, and the appointment or re-appointment of pension and savings plan committee members as provided in the mandates;
	Delegation to the Pension and Savings Plan Committees	h)	Approve the delegation of certain responsibilities to members of the Pension and Savings Plans Committees;
	Actuarial Reports and Funding Assumptions	i)	Review the actuarial reports on retirement plans as required by applicable regulations, any special actuarial reports, and the funding assumptions to be used in preparing the reports;
	Accounting Assumptions	j)	Review and approve, at least annually, the accounting assumptions used for disclosure of liabilities for retirement plans and post-retirement liabilities;
6.	General Duties
	Business Conduct Policy Compliance	a)
Obtain reports at least annually from the Chief Compliance Officer on the Corporation's and its subsidiary/foreign affiliated entities' conformity with applicable legal and ethical compliance programs (e.g., the Corporation's Business Conduct Policy);
	Code of Ethics	b)
Ensure that the Corporation has adopted a code of ethics for senior financial officers and review at least annually a report from the CEO and CFO of their assessment of the ethical culture and control environment in the finance function;

Compliance Reporting Process	c)
Ensure that a process and procedure has been established by the Corporation for receipt, retention and treatment of complaints regarding non-compliance with the Corporation's Business Conduct Policy, violations of laws or regulations, or concerns regarding accounting, internal accounting controls or auditing matters. The Committee must ensure that procedures for receipt of complaints allow for confidential, anonymous submission of complaints from employees;
Regulatory Matters	d)
Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Corporation's compliance policies;
Mandate Review*	e)
Review and recommend for approval changes considered advisable based on the Committee's assessment of the adequacy of this Mandate. Such review will occur on an annual basis and the recommendations, if any, will be made to the Board in accordance with the procedure set out in the Corporate Governance Committee mandate;
Annual Performance Evaluation	f)	The Committee will conduct an annual evaluation of its performance as a committee and report the results to the Board.

* Board approval required

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Exhibit 2
ANNEX 1 BOARD OF DIRECTORS MANDATE
ANNEX 2 AUDIT, FINANCE AND RISK COMMITTEE MANDATE